Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT AND INVESTMENT DOCUMENTS

THIS FIRST AMENDMENT TO CREDIT AGREEMENT AND INVESTMENT DOCUMENTS (this “Agreement”), dated as of December 28, 2018 (the “First Amendment Effective Date”), is entered into among RECRO PHARMA, INC., a Pennsylvania corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto (including in their capacity as holders of the Warrants) and ATHYRIUM OPPORTUNITIES III ACQUISITION LP, as Administrative Agent (the “Administrative Agent”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Credit Agreement (as defined below) or the Amended Credit Agreement (as defined below), as the context shall require.

RECITALS

WHEREAS, the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Credit Agreement, dated as of November 17, 2017 (as amended, restated, supplemented or modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend the Existing Credit Agreement and certain other Investment Documents to provide for certain modifications of the terms thereof, including a reallocation of the existing Term B Commitments and Term C Commitments (as defined in the Existing Credit Agreement) into the Term B-1 Commitments, the Term B-2 Commitments and the Term C Commitments (as defined in the Amended Credit Agreement), and that, as so amended, the Existing Credit Agreement for ease of reference be restated (after giving effect to this Agreement) in the form of Schedule 1 hereto; and

WHEREAS, the Lenders and the Administrative Agent are willing to amend the Existing Credit Agreement and other Investment Documents referred to herein, in each case, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Existing Credit Agreement.

(a) The Existing Credit Agreement is hereby amended by this Agreement and for ease of reference restated (after giving effect to this Agreement) in the form of Schedule 1 hereto (the Existing Credit Agreement, as so amended by this Agreement, being referred to as the “Amended Credit Agreement”).

(b) Schedule 2.01 to the Existing Credit Agreement is hereby amended and restated in its entirety to read as provided on Schedule 3 hereto.

(c) (i) Exhibits A, D and E to the Existing Credit Agreement are hereby amended and restated in their entirety to read as provided on Schedule 4 hereto and (ii) Exhibit B-2 is hereby deleted in its entirety and replaced with new Exhibits B-2(A) and B-2(B) to the Amended Credit Agreement to read as provided on Schedule 5 hereto.

Except as expressly set forth above, all Schedules and Exhibits to the Existing Credit Agreement will continue in their present forms as Schedules and Exhibits to the Amended Credit Agreement.

2. Amendment to Warrants. Each of the Warrants is hereby amended by amending and restating the definition of “Exercise Price” appearing therein to read as follows:

“Exercise Price” means $6.84, as adjusted from time to time pursuant to Section 5.”

3. Amendment to Fee Letter. The Fee Letter is hereby amended by this Agreement and for ease of reference restated (after giving effect to this Agreement) in the form of Schedule 2 hereto.

4. Conditions Precedent. This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a) receipt by the Administrative Agent of (i) counterparts of this Agreement duly executed by the Borrower, the Guarantors, the Lenders and the Administrative Agent, (ii) a duly executed Loan Notice with respect to the Term B-1 Borrowing, (iii) the Term B-1 Notes duly executed by the Borrower in favor of each Lender, and (iv) counterparts of the First Amendment Fee Letter duly executed by the Borrower and the Administrative Agent;

(b) receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles or other electronic imaging means (e.g. “pdf” or “tif”) (followed promptly by originals), in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary, assistant secretary or treasurer of such Loan Party to be true and correct as of the First Amendment Effective Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Financial Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Financial Officer thereof authorized to act as a Responsible Financial Officer in connection with this Agreement and the other Investment Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly incorporated, organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of incorporation, organization or formation;

(c) receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the First Amendment Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(d) receipt by the Administrative Agent of a certificate, signed by a Responsible Officer of the Borrower, attaching a true, correct and complete copy of an amendment to the Meloxicam Acquisition Agreement, and in form and substance reasonably satisfactory to the Administrative Agent;

(e) receipt by the Administrative Agent of a letter of direction containing funds flow information with respect to the proceeds of the Loans to be made on the First Amendment Effective Date, and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and

(f) receipt by the Administrative Agent and the Lenders of any fees required to be paid on or prior to the First Amendment Effective Date (including, for the avoidance of doubt, the fee set forth in the First Amendment Fee Letter).

5. Payment of Expenses. The Loan Parties agree to reimburse the Administrative Agent for all reasonable and documented, accrued and unpaid, out of pocket expenses incurred by the Administrative Agent in connection with this Agreement, including the reasonable and documented fees, charges and disbursements of Moore & Van Allen PLLC, in each case, within fifteen (15) calendar days of receipt by the Borrower of an invoice with respect thereto.

6. Reaffirmation. Each of the Loan Parties acknowledges and reaffirms (a) that it is bound by all of the terms of the Investment Documents to which it is a party and (b) that it is responsible for the observance and full performance of all Obligations, including without limitation, the repayment of the Loans. Furthermore, the Loan Parties acknowledge and confirm (i) that the Lenders have performed fully all of their obligations under the Existing Credit Agreement and the other Investment Documents arising on or before the date hereof other than their respective obligations specifically set forth in this Agreement and (ii) that by entering into this Agreement, the Lenders do not, except as expressly set forth herein, waive or release any term or condition of the Amended Credit Agreement or any of the other Investment Documents or any of their rights or remedies under such Investment Documents or any applicable law or any of the Obligations of the Loan Parties thereunder.

7. Release. As a material part of the consideration for the Administrative Agent and the Lenders entering into this Agreement, the Loan Parties agree as follows (the “Release Provision”):

(a) By their respective signatures below, the Loan Parties hereby agree that the Administrative Agent, the Lenders, each of their respective Affiliates and each of the foregoing Persons’ respective officers, managers, members, directors, advisors, sub-advisors, partners, agents and employees, and their respective successors and assigns (hereinafter all of the above collectively referred to as the “Lender Group”), are irrevocably and unconditionally released, discharged and acquitted from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under or otherwise arising in connection with the Investment Documents, in each case arising on or prior to the First Amendment Effective Date, except to the extent such actions, causes of action, claims, demands, damages and liabilities result from the gross negligence or willful misconduct of any of the Lender Group as determined by a court of competent jurisdiction in a final and nonappealable judgment; provided, however, that, the Loan Parties do not release, discharge or acquit the Lender Group from their respective obligations specifically set forth in this Agreement.

(b) Each Loan Party hereby acknowledges, represents and warrants to the Lender Group that:

(i) it has read and understands the effect of the Release Provision. Each Loan Party has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for such Loan Party has read and considered the Release Provision and advised such Loan Party with respect to the same. Before execution of this Agreement, such Loan Party has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii) no Loan Party is acting in reliance on any representation, understanding, or agreement not expressly set forth herein or in the Amended Credit Agreement or other Investment Documents. Each Loan Party acknowledges that the Lender Group has not made any representation with respect to the Release Provision except as expressly set forth herein.

(iii) each Loan Party has executed this Agreement and the Release Provision thereof as its free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person.

(iv) the Loan Parties are the sole owners of the claims released by the Release Provision, and no Loan Party has heretofore conveyed or assigned any interest in any such claims to any other Person.

(c) Each Loan Party understands that the Release Provision was a material consideration in the agreement of the Administrative Agent and the Lenders to enter into this Agreement. The Release Provision shall be in addition to any rights, privileges and immunities granted to the Administrative Agent and the Lenders under the Investment Documents.

8. Miscellaneous.

(a) The Amended Credit Agreement and the Obligations of the Loan Parties thereunder and under the other Investment Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms, as amended by this Agreement. This Agreement is a Loan Document.

(b) Each Guarantor (i) acknowledges and consents to all of the terms and conditions of this Agreement, (ii) affirms all of its Obligations under the Investment Documents, and (iii) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its Obligations under the Amended Credit Agreement or the other Investment Documents.

(c) The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

(i) each Loan Party has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of this Agreement.

(ii) this Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principles of equity.

(iii) no approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement other than (A) those that have already been obtained and are in full force and effect and (B) those that may be required under any applicable notices under securities laws.

(iv) (A) the representations and warranties of the Borrower and each other Loan Party contained in Article VI of the Amended Credit Agreement or any other Investment Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (B) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(d) Each of the Loan Parties hereby affirms the Liens created and granted in the Loan Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, and agrees that this Agreement does not adversely affect or impair such Liens and security interests in any manner.

(e) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

(f) If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	RECRO PHARMA, INC.,
a Pennsylvania corporation

	By:	/s/ Ryan Lake
Name: Ryan Lake
Title: Chief Financial Officer

GUARANTORS:	RECRO ENTERPRISES, INC.,
a Delaware corporation

	By:	/s/ Ryan Lake
Name: Ryan Lake
Title: Secretary and Treasurer

RECRO GAINESVILLE LLC,
a Massachusetts limited liability company

	By:	/s/ Ryan Lake
Name: Ryan Lake
Title: Treasurer

RECRO GAINESVILLE DEVELOPMENT LLC,
a Delaware limited liability company

	By:	/s/ Ryan Lake
Name: Ryan Lake
Title: Secretary and Treasurer

RECRO PHARMA, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	ATHYRIUM OPPORTUNITIES III ACQUISITION LP,
a Delaware limited partnership

	By:	Athyrium Opportunities Associates III LP,
its General Partner

By: Athyrium Opportunities Associates III GP LLC, the General Partner of Athyrium Opportunities Associates III LP

		By:	/s/ Andrew C. Hyman
		Name:	Andrew C. Hyman
		Title:	Authorized Signatory

RECRO PHARMA, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

LENDERS:	ATHYRIUM OPPORTUNITIES III ACQUISITION LP,
a Delaware limited partnership

By: Athyrium Opportunities Associates III LP, its General Partner

By: Athyrium Opportunities Associates III GP LLC, the General Partner of Athyrium Opportunities Associates III LP

	By:	/s/ Andrew C. Hyman
	Name:	Andrew C. Hyman
	Title:	Authorized Signatory

ATHYRIUM OPPORTUNITIES II ACQUISITION LP,
a Delaware limited partnership

By: Athyrium Opportunities Associates II LP, its General Partner

By: Athyrium GP Holdings LLC, the General Partner of Athyrium Opportunities Associates II LP

	By:	/s/ Andrew C. Hyman
	Name:	Andrew C. Hyman
	Title:	Authorized Signatory

RECRO PHARMA, INC.

FIRST AMENDMENT TO CREDIT AGREEMENT

SCHEDULE 1

Amended Credit Agreement

(See Attached.)

SCHEDULE 1

NEITHER THIS CREDIT AGREEMENT NOR THE WARRANTS ISSUED HEREUNDER HAVE BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THE WARRANTS ISSUED UNDER THIS CREDIT AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE SECURITIES ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, QUALIFICATION NOR EXEMPTION IS REQUIRED BY LAW.

CREDIT AGREEMENT

Dated as of November 17, 2017

among

RECRO PHARMA, INC.,

as the Borrower,

CERTAIN DOMESTIC SUBSIDIARIES OF THE BORROWER,

as the Guarantors,

ATHYRIUM OPPORTUNITIES III ACQUISITION LP,

as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

i

6.03	Governmental Authorization; Other Consents	60
6.04	Binding Effect	60
6.05	Financial Statements; No Material Adverse Effect	60
6.06	Litigation	61
6.07	No Default	61
6.08	Ownership of Property; Liens	61
6.09	Environmental Compliance	61
6.10	Insurance	62
6.11	Taxes	62
6.12	ERISA Compliance	63
6.13	Subsidiaries and Capitalization	63
6.14	Margin Regulations; Investment Company Act	64
6.15	Disclosure	64
6.16	Compliance with Laws	64
6.17	Intellectual Property; Licenses, Etc.	65
6.18	Solvency	67
6.19	Perfection of Security Interests in the Collateral	67
6.20	Business Locations	67
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	67
6.22	Limited Offering of Warrants	68
6.23	Registration Rights; Issuance Taxes	68
6.24	Material Contracts	68
6.25	Compliance of Products	69
6.26	Labor Matters	73
6.27	EEA Financial Institution	73
6.28	Regulation H	73
6.29	Meloxicam IV/IM Assets and Liabilities	73

ARTICLE VII AFFIRMATIVE COVENANTS		73

7.01	Financial Statements	74
7.02	Certificates; Other Information	74
7.03	Notices	76
7.04	Payment of Obligations	77
7.05	Preservation of Existence, Etc.	77
7.06	Maintenance of Properties	77
7.07	Maintenance of Insurance	78
7.08	Compliance with Laws	78
7.09	Books and Records	78
7.10	Inspection Rights	79
7.11	Use of Proceeds	79
7.12	Additional Subsidiaries	79
7.13	ERISA Compliance	80
7.14	Pledged Assets	80
7.15	Compliance with Material Contracts	81
7.16	Deposit Accounts	81
7.17	Products and Key Permits	81
7.18	Consent of Licensors	81
7.19	Anti-Corruption Laws	82
7.20	Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.	82
7.21	Post-Closing Obligations	83

ARTICLE VIII NEGATIVE COVENANTS		83

8.01	Liens	83
8.02	Investments	86
8.03	Indebtedness	87
8.04	Fundamental Changes	89
8.05	Dispositions	89
8.06	Restricted Payments	89
8.07	Change in Nature of Business	90
8.08	Transactions with Affiliates and Insiders	90
8.09	Burdensome Agreements	90
8.10	Use of Proceeds	91
8.11	Prepayment of Junior Debt	91
8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments	91
8.13	Ownership of Subsidiaries	92
8.14	Sale Leasebacks	92
8.15	Sanctions; Anti-Corruption Laws	92
8.16	Financial Covenants	92

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		93

9.01	Events of Default	93
9.02	Remedies Upon Event of Default	96
9.03	Application of Funds	97

ARTICLE X ADMINISTRATIVE AGENT		97

10.01	Appointment and Authority	97
10.02	Rights as a Lender	98
10.03	Exculpatory Provisions	98
10.04	Reliance by Administrative Agent	99
10.05	Delegation of Duties	99
10.06	Resignation of Administrative Agent	100
10.07	Non-Reliance on Administrative Agent and Other Lenders	100
10.08	Administrative Agent May File Proofs of Claim	100
10.09	Collateral and Guaranty Matters	101
10.10	Appointment of Administrative Agent as Security Trustee	102

ARTICLE XI MISCELLANEOUS		104

11.01	Amendments, Etc.	104
11.02	Notices and Other Communications; Facsimile Copies	105
11.03	No Waiver; Cumulative Remedies; Enforcement	106
11.04	Expenses; Indemnity; and Damage Waiver	107
11.05	Payments Set Aside	109
11.06	Successors and Assigns	109
11.07	Treatment of Certain Information; Confidentiality	113
11.08	Set-off	114
11.09	Interest Rate Limitation	114
11.10	Counterparts; Integration; Effectiveness	114
11.11	Survival of Representations and Warranties	115
11.12	Severability	115
11.13	Replacement of Lenders	115

11.14	Governing Law; Jurisdiction; Etc.	116
11.15	Waiver of Right to Trial by Jury	117
11.16	Electronic Execution of Assignments and Certain Other Documents	117
11.17	USA PATRIOT Act	118
11.18	No Advisory or Fiduciary Relationship	118
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	118
11.20	Collateral and Guaranty Release	119

SCHEDULES

2.01	Commitments and Applicable Percentages
7.21	Post-Closing Obligations
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Term A Note
B-2(A)	Form of Term B-1 Note
B-2(B)	Form of Term B-2 Note
B-3	Form of Term C Note
B-4	Form of Warrant
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Compliance Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of November 17, 2017 among RECRO PHARMA, INC., a Pennsylvania corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and ATHYRIUM OPPORTUNITIES III ACQUISITION LP, as the Administrative Agent.

The Borrower has requested that the Lenders make an investment in the Borrower in the form of term loan facilities and common stock purchase warrants, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Athyrium Opportunities III Acquisition LP, a Delaware limited partnership, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended or otherwise modified from time to time (including as amended by the First Amendment).

“Alkermes Milestone Payment” means that certain $5,000,000 payment due to APIL within thirty (30) calendar days following March 24, 2019, pursuant to the Meloxicam Acquisition Agreement.

“APIL” means Alkermes Pharma Ireland Limited, a private company limited by shares incorporated in Ireland with number 448848.

“Applicable Percentage” means with respect to any Lender at any time, (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B-1 Facility, with respect to any Term B-1 Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B-1 Facility represented by (i) on or prior to the First Amendment Effective Date, such Term B-1 Lender’s Term B-1 Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term B-1 Lender’s Term B-1 Loans at such time, (c) in respect of the Term B-2 Facility, with respect to any Term B-2 Lender at such time, the percentage (carried out to the ninth decimal place) of the Term B-2 Facility represented by (i) at any time during the Availability Period in respect of such Facility, such Term B-2 Lender’s Term B-2 Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Term B-2 Lender’s Term B-2 Loans at such time, and (d) in respect of the Term C Facility, with respect to any Term C Lender at such time, the percentage (carried out to the ninth decimal place) of the Term C Facility represented by (i) at any time during the Availability Period in respect to such Facility, such Term C Lender’s Term C Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Term C Lender’s Term C Loans at such time. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appointee” means any receiver, receiver and manager or other insolvency officer appointed in respect of any Loan Party or its assets.

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Athyrium” means Athyrium Capital Management, LP and its successors and assigns.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Availability Period” means (a) with respect to the Term B-2 Facility, the period from and after the Closing Date to the earliest of (i) September 30, 2019, (ii) the date of termination of the Term B-2 Commitments pursuant to Section 2.04 and (iii) the date of termination of the Term B-2 Commitments pursuant to Section 9.02 and (b) with respect to the Term C Facility, the period from and after the Closing Date to the earliest of (i) March 31, 2020, (ii) the date of termination of the Term C Commitments pursuant to Section 2.04 and (iii) the date of termination of the Term C Commitments pursuant to Section 9.02

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a Term A Borrowing, a Term B-1 Borrowing, a Term B-2 Borrowing or a Term C Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, subject to Section 1.03(b), as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d), (f) other short term liquid investments approved in writing by the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (g) solely with respect to any Foreign Subsidiary, investments equivalent to those referred to in clauses (a) through (f) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for short-term cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary.

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“cGCP” means the then current Good Clinical Practices that establish the ethical and scientific quality standards for designing, conducting, recording and reporting clinical trials that are promulgated or endorsed for the United States by the FDA (including through ICH E6 and 21 CFR Parts 50, 54, 56 and 312) and for outside the United States by comparable Governmental Authorities.

“cGMP” means the then current good manufacturing practices and regulatory requirements for manufacturing pharmaceutical or biological products (and components thereof) that are promulgated or endorsed for the United States by the FDA (including through 21 CFR Parts 210 and 211) and for outside the United States by comparable Governmental Authorities.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Existing Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing 30% or more of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) any of the Existing Holders, or the Existing Holders collectively, become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that the Existing Holders shall be deemed to have “beneficial ownership” of all securities that the Existing Holders (or any thereof) have the right to acquire pursuant to any option right), directly or indirectly, of Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that the Existing Holder (or any thereof) have the right to acquire pursuant to any option right);

(c) during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors or (iii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors; or

(d) any “Change of Control” (or any comparable term) shall occur under any agreement evidencing Indebtedness in excess of the Threshold Amount.

“Charged Property” means the assets of the Loan Parties subject to a Lien under the Irish Share Charge.

“Closing Date” means November 17, 2017.

“CMS” means the U.S. Center for Medicare and Medicaid Services.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreements, the Mortgages, the Deposit Account Control Agreements, the Collateral Questionnaire, the Collateral Access Agreements, the Real Property Security Documents and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Collateral Questionnaire” means that certain collateral questionnaire, in form and substance reasonably satisfactory to Administrative Agent, executed by the Borrower as of the Closing Date.

“Commitment” means a Term A Commitment, a Term B-1 Commitment, a Term B-2 Commitment or a Term C Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Debt to Revenues Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Revenues for the period of the four fiscal quarters most recently ended.

“Consolidated Funded Indebtedness” means Funded Indebtedness of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Meloxicam Sales” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, net sales in the United States for such period related to Meloxicam IV/IM, all as determined in accordance with GAAP (but excluding, for the avoidance of doubt, all other forms of sales or revenue of the Borrower and its Subsidiaries (e.g., sales related to any other Product of the Borrower or any Subsidiary, sales of Meloxicam IV/IM outside of the United States, licensing fees and other licensing income, distribution income, service payments and royalty payments) for such period).

“Consolidated Revenues” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) net sales for such period related to the Products of the Borrower and its Subsidiaries (including, for the avoidance of doubt, for any period, the applicable portion of any one-time upfront cash payment with respect to net sales of the Products of the Borrower and its Subsidiaries for which GAAP required the recognition of revenue from such cash payment to be deferred over time), all as determined in accordance with GAAP (but excluding, for the avoidance of doubt, all other forms of revenue of the Borrower and its Subsidiaries (e.g., licensing fees and other licensing income, distribution income, service payments and royalty payments) for such period) plus (b) to the extent not included in clause (a) of this definition, net revenues for such period of the Borrower and its Subsidiaries to the extent related to the contract manufacturing and development business of the Borrower and its Subsidiaries (including, for the avoidance of doubt, for any period, the applicable portion of any one-time upfront cash payment with respect to any such net revenues of the Borrower and its Subsidiaries for which GAAP required the recognition of revenue from such cash payment to be deferred over time), all as determined in accordance with GAAP (but excluding, for the avoidance of doubt, all forms of revenue not related to the contract manufacturing and development business of the Borrower and its Subsidiaries).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Investment Affiliate” means, with respect to any Person, any fund or investment vehicle that (a) is organized for the purposes of making equity investments in one or more companies and (b) is controlled by, or under common control with, such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“Controlled Substances Act” means the U.S. Controlled Substances Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Copyrights” means all copyrights, whether statutory or common law, along with any and all (a) applications for registration, renewals, revisions, extensions, reversions, restorations, derivative works, enhancements, modifications, updates and new releases thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Covered Agreements” means the Focalin Agreements, the Ritalin Agreement, the Verapamil Agreement, the Verelan Agreement, and the Zohydro Agreements.

“Daravita” means Daravita Limited (f/k/a Alkermes Science One Limited), a private company limited by shares incorporated in Ireland with number 513920.

“DEA” means the United States Drug Enforcement Administration and any successor administration thereto.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means a rate per annum equal to the sum of (a) twelve and one-half percent (12.50%) plus (b) the Three-Month LIBOR Reference Rate for the applicable Interest Period.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its funding obligations hereunder within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting

Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Administrative Agent (in its capacity as security trustee).

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account (including securities accounts) or other account in which funds are held or invested to or for the credit or account of any Loan Party.

“Deposit Account Control Agreement” means any account control agreement by and among a Loan Party, the applicable depository bank (or securities intermediary, as the case may be) and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosure Letter” means that certain disclosure letter dated as of the Closing Date containing certain schedules delivered by the Loan Parties to the Administrative Agent and the Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding the following (the following referred to herein collectively, as the “Permitted Transfers”): (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party and its Subsidiaries, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party, (d) the abandonment or other disposition of Intellectual Property that is not material and is no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries, (e) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to third parties in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, (f) any Involuntary Disposition, (g) dispositions of cash and Cash

Equivalents in the ordinary course of business, (h) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction, (i) Permitted Licenses, (j) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law, (k) any disposition or other transfer of any Product inventory, without the payment or provision of consideration to the Borrower or any of its Subsidiaries for such Product inventory (other than expense reimbursement), reasonably necessary for the conduct of any then on-going clinical trial or other development or regulatory activities associated with such Product, (l) to the extent constituting a sale, transfer, license, lease or other disposition, the granting, existence or creation of a Lien (but not the sale, transfer, license, lease or other disposition of the property subject to such Lien) permitted under Section 8.01, Investments permitted under Section 8.02, fundamental changes permitted under Section 8.04 and Restricted Payments permitted under Section 8.06 (in each case, other than by reference to Section 8.05 or this definition (or any sub-clause of either thereof)), (m) the termination of Swap Contracts permitted hereunder in the ordinary course of business, and (n) a disposition of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds (determined on an after-tax basis) of such disposition are applied to the purchase price of such replacement.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Maturity Date (other than (x) settlements, conversions, redemptions and payments solely in the form of Qualified Capital Stock and (y) cash in lieu of fractional shares), (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Maturity Date (other than the payment of cash in lieu of fractional shares), (c) contains any repurchase obligation at the option of the holder thereof, in whole or in part, which may come into effect prior to the ninety-first (91st) day following the Maturity Date (other than (x) any obligation for repurchases solely made with Qualified Capital Stock and (y) cash in lieu of fractional shares) or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the ninety-first (91st) day after the Maturity Date; provided, that, any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control occurring prior to the ninety-first (91st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents; provided, further, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees or other service providers of the Borrower or any Subsidiary or by any such plan to such employees or other service providers, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other services provider’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn out payments in respect thereof as specified in the documents relating to such Acquisition. For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means assets (other than current assets) that are used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Accounts” means Deposit Accounts (a) used exclusively for trust, payroll, payroll taxes and other employee wage or employee benefit payments to or for the benefit of any Loan Party’s employees, (b) that are zero balance accounts, (c) over which the grant of a Deposit Account Control Agreement is legally prohibited or which constitute cash collateral in respect of a Permitted Lien and (d) in which the amount on deposit that constitute “Excluded Accounts” in reliance of this clause (d) does not exceed $150,000 in the aggregate for all such accounts at any time.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any owned or leased real or personal property which is located outside of the United States (other than, for the avoidance of doubt, any Equity Interests of a Foreign Subsidiary required to be pledged pursuant to Section 7.14), (b) any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (x) governed by the Uniform Commercial Code or (y) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) the Equity Interests of

any Foreign Subsidiary or Foreign Subsidiary Holding Company, in each case, to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (d) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (e) (i) any leasehold interest of any Loan Party in real property and (ii) any fee owned real property of any Loan Party with a fair market value of less than $1,000,000, (f) any general intangible, permit, lease, license, contract or other instrument of a Loan Party if the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or lapse of time or both); provided, that, (x) any such limitation described in this clause (f) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the applicable Collateral Document and such general intangible, permit, lease, license, contract or other instrument shall no longer constitute “Excluded Property” and shall be considered Collateral, (g) those assets with respect to which the granting of security interests in such assets would be prohibited by applicable Law or regulation (other than to the extent that any such Law, regulation or prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law or principles of equity), or would require governmental consent (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law or principles of equity); provided, that, immediately upon the ineffectiveness, lapse or termination of any such Law, regulation, prohibition or requirement for consent or the obtaining of any such consent, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Document and such assets shall no longer constitute “Excluded Property” and shall be considered Collateral, (h)any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (i) “margin stock” (within the meaning of Regulation U issued by the FRB), (j) any real or personal property as to which the Administrative Agent and the Borrower agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom, (k) Equity Interests in any Person (other than Wholly Owned Subsidiaries) to the extent the pledge thereof is not permitted by the terms of such Person’s Organization Documents, (l) any Excluded Accounts described in clauses (a) or (c) (solely to the extent constituting cash collateral in respect of a Permitted Lien of the type described in any of Sections 8.01(e), (f), (p), (r), (u), (v) and (w)) of the definition thereof and (m) the Assigned Reversion IP Assets (as such term is defined in Exhibit E to the Meloxicam Acquisition Agreement as in effect on the Closing Date); provided, that, the Assigned Reversion IP Assets (as such term is defined in Exhibit E to the Meloxicam Acquisition Agreement as in effect on the Closing Date) shall cease to constitute “Excluded Property” on the date that all prohibitions and material restrictions on the provision of a Lien with respect thereto under the Meloxicam Acquisition Agreement cease to exist or are waived in accordance with the terms of the Meloxicam Acquisition Agreement.

“Excluded Taxes” has the meaning set forth in Section 3.01(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 7, 2015, by and between Recro Gainesville LLC, a Massachusetts limited liability company (as successor in interest to Recro Pharma LLC, a Delaware limited liability company) and OrbiMed Royalty Opportunities, LP, a Delaware limited partnership, as amended or otherwise modified.

“Existing Holders” means, collectively, SCP Vitalife Partners, II, L.P., SCP Vitalife Partners (Israel) II, L.P. and their respective Controlled Investment Affiliates; “Existing Holder” means any one of them.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, that, Extraordinary Receipts shall exclude (w) working capital adjustments in connection with any Acquisition, (x) indemnification payments to the extent constituting reimbursement for cash expenses incurred by any Loan Party with respect to the event giving rise to the related indemnity claims, (y) fees received from any out-licensing agreements permitted hereunder and (z) proceeds from the issuance or sale of Qualified Capital Stock of the Borrower.

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“Facility” means the Term A Facility, the Term B-1 Facility, the Term B-2 Facility or the Term C Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into thereunder.

“FDA” means the United States Food and Drug Administration and any successor entity.

“FDCA” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letter” means that certain letter agreement dated as of the Closing Date by and among the Borrower and the Administrative Agent, as amended or otherwise modified from time to time (including as amended by the First Amendment).

“First Amendment” means that certain First Amendment to Credit Agreement and Investment Documents, dated as of the First Amendment Effective Date, by and among the Loan Parties, the Lenders and the Administrative Agent.

“First Amendment Effective Date” means December 28, 2018.

“First Amendment Fee Letter” means that certain letter agreement, dated as of the First Amendment Effective Date, by and among the Borrower and the Administrative Agent.

“Flood Hazard Property” means any real property subject to a Mortgage that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Focalin Agreements” means, collectively, (a) the License and Supply Agreement by and between Novartis Pharma AG and Elan Corporation, plc, as predecessor in interest to Recro Gainesville LLC, dated as of December 17, 2004 and (b) the Preliminary Development Agreement by and between Novartis Pharma AG and Elan Corporation, plc, as predecessor in interest to Recro Gainesville LLC, dated as of September 21, 2001.

“Foreign Lender” has the meaning set forth in Section 3.01.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Domestic Subsidiary all or substantially all of the assets of which consist of Equity Interests in one or more CFCs.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money Indebtedness;

(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and any Earn Out Obligations unless such Earn Out Obligations have not been paid after becoming due and payable);

(f) the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Wholly Owned Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IND” means (a) (i) an investigational new drug application (as defined in the FDCA) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure; and (ii) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the United States; and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Indebtedness;

(b) the Swap Termination Value of any Swap Contract;

(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnified Taxes” has the meaning set forth in Section 3.01(b).

“Indemnitee” has the meaning set forth in Section 11.04(b).

“Information” has the meaning set forth in Section 11.07.

“Infringement” and “Infringes” mean the misappropriation or other violation of know-how, trade secrets, confidential information, and/or other Intellectual Property.

“Intellectual Property” means all (a) Patents; (b) Trademarks and all applications, registrations and renewals thereof; (c) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals thereof; (d) Regulatory Authorizations; (e) Product Agreements; (f) computer software, databases, websites and domain registrations, data and documentation; (g) (i) trade secrets and confidential information, whether patentable or unpatentable and whether or not reduced to practice, (ii) know-how, (iii) inventions, (iv) manufacturing processes and techniques, (v) research and development information, and (vi) data and other information included in or supporting Regulatory Authorizations; (h) other intellectual property or similar proprietary rights; (i) copies and tangible embodiments of any of the foregoing (in whatever form or medium); (j) any and all improvements to any of the foregoing; and (k) all exclusive and nonexclusive licenses from third parties to use any of the foregoing intellectual property or rights to use any intellectual property owned or licensed by such third parties.

“Intercompany Irish Credit Facility” means the up to $200,000,000 credit facility made available to Recro Ireland by the Borrower pursuant to the terms of that certain Term Loan Agreement, dated as of May 23, 2017, by and between the Borrower, as lender, and Recro Ireland, as borrower.

“Interest Payment Date” means (a) the last Business Day of each March, June, September and December and (b) the Maturity Date.

“Interest Period” means, with respect to any Loan, (a) the period commencing on (and including) the applicable borrowing date of such Loan and ending on (and including) the last day of the fiscal quarter in which such borrowing date occurs; provided, that, if any such last day is not a Business Day, the applicable Interest Period shall end on the first Business Day immediately preceding such last day of such fiscal quarter, and (b) thereafter, the period beginning on (and including) the first day following the end of the preceding Interest Period and ending on the earlier of (and including) (x) the last day of the fiscal quarter following the fiscal quarter in which the preceding Interest Period ended; provided, that, if any such last day is not a Business Day, the applicable Interest Period shall end on the first Business Day immediately preceding such last day of such fiscal quarter, and (y) the Maturity Date.

“Interest Rate” means, for any Interest Period, a rate per annum equal to the sum of (a) nine and three-quarters percent (9.75%) plus (b) the Three-Month LIBOR Reference Rate for such Interest Period.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2017, including balance sheets and statements of operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on such Person’s good faith estimate of the fair market value of such asset or property at the time such Investment is made), without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, it is understood and agreed that to the extent that in the ordinary course of business the Borrower pays any bona fide trade payable on behalf of a Subsidiary and such Subsidiary reimburses the Borrower in cash in the amount of such bona fide trade payable paid by the Borrower within 30 days of such payment by the Borrower, such transaction shall not constitute an “Investment”.

“Investment Documents” means, collectively, the Loan Documents and the Warrants.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“Irish Share Charge” means that certain charge of shares dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by Recro Enterprises, Inc., a Delaware corporation, with respect to a charge over certain shares issued by Recro Ireland.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.12.

“Junior Debt” means (a) any Indebtedness that is subordinated in right of payment to the Obligations, (b) any Indebtedness secured by Liens on any Collateral contractually junior to those created under the Collateral Documents, (c) any unsecured Indebtedness for borrowed money and (d) any Permitted Refinancing of any of the foregoing.

“Key Permits” means all Permits relating to the Products, including all Regulatory Authorizations, the loss of which could reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities associated with any Product.

“Key Persons” means Gerri Henwood, Chief Executive Officer.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Term B-1 Loan, a Term B-2 Loan or a Term C Loan.

“Loan Documents” means this Agreement, the First Amendment, each Note, the Fee Letter, the First Amendment Fee Letter, the Disclosure Letter, each Joinder Agreement, each Collateral Document and any other agreement, instrument or document designated by its terms as a “Loan Document”, excluding, for the avoidance of doubt, the Warrants.

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection or priority of the Administrative Agent’s security interests in the Collateral, (c) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their material obligations under any Loan Document, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contracts” means (a) the Material Covered Agreements and (b) all other contracts or agreements to which the Borrower or any Subsidiary is a party and the breach, nonperformance or cancellation of which, or the failure to renew could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Material Covered Agreement” means, as of any date of determination, any Covered Agreement pursuant to which the Borrower and its Subsidiaries, for the four (4) fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b), generated revenues in excess of five percent (5%) of Consolidated Revenues for such four (4) fiscal quarter period. As of the Closing Date, each Covered Agreement is a Material Covered Agreement.

“Material Intellectual Property” means Intellectual Property (and/or the economics afforded by the licensing thereof) of the Borrower or any Subsidiary (a) that is material to the operations, business, property or financial condition of the Borrower or any Subsidiary or (b) the loss of which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

“Material Regulatory Authorizations” means any Regulatory Authorizations where the failure to possess or maintain such Regulatory Authorization, or restrictions placed thereon, in either case, could reasonably be expected, either individually or in the aggregate, to result in either (a) a material adverse effect on any Product Development and Commercialization Activities associated with any Product or (b) a Material Adverse Effect.

“Maturity Date” means November 17, 2022.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Meloxicam Acquisition Agreement” means that certain Purchase and Sale Agreement, dated as of March 7, 2015, by and among the Borrower, APIL, Daravita and Eagle Holdings USA, Inc., a Delaware corporation, as amended or otherwise modified from time to time.

“Meloxicam IV/IM” means an aqueous extended-release formulation of the selective COX-2 inhibitor non-steroidal anti-inflammatory drug meloxicam using nanocrystal technology, in intravenous or intramuscular form.

“Meloxicam IV/IM Assets and Liabilities” has the meaning set forth in Section 6.29.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually or collectively, as the context requires, each of the mortgages, deeds of trust or deeds to secure debt executed by a Loan Party that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NDA” means a new drug application filed with the FDA pursuant to Section 505(b) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt, net of (a) direct costs incurred in connection therewith (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Disposition or Involuntary Disposition or any Extraordinary Receipt to the extent resulting from a Disposition or an Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property and (d) in the case of any Extraordinary Receipt, direct costs incurred in connection with the collection of such proceeds, awards or other payments; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Note” or “Notes” means the Term A Notes, the Term B-1 Notes, the Term B-2 Notes and the Term C Notes, individually or collectively, as appropriate.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, the term “Obligations” shall not include the obligations of the Loan Parties under the Warrants or, solely to the extent relating to the Warrants, the indemnification and expense reimbursement obligations of the Loan Parties set forth in Section 11.04.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of incorporation, formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning set forth in Section 11.06(d).

“Patents” means any patent rights of any kind, including any and all: patents, patent applications or invention disclosures, as well as all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, renewals, extensions, adjustments, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means all Regulatory Authorizations, permits, licenses, registrations, certificates, accreditations, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party; provided, that, (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a related line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition as and when required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition, (e) the Borrower shall have delivered to the Administrative Agent pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Administrative Agent, (f) the Borrower shall have demonstrated to the reasonable satisfaction of the Administrative Agent that, after giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties are in compliance with the covenants set forth in Section 8.16, (g) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (assuming for such purposes that such Acquisition has been consummated), except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (h) the aggregate consideration (including any Earn Out Obligations) paid by the Borrower and its Subsidiaries for all such Acquisitions during the term of this Agreement shall not exceed $5,000,000 in the aggregate.

“Permitted Licenses” means, collectively, (a) licenses of over-the-counter software that is commercially available to the public, (b) non-exclusive or exclusive (as to geography other than the United States) licenses of Intellectual Property to Third Parties for the use of (or covenant not to sue with respect to) Intellectual Property for manufacture, commercialization, distribution, and/or co-promotion of Products, (c) intercompany licenses or other similar arrangements among the Loan Parties, (d) intercompany licenses between a Loan Party and a Subsidiary that is not a Loan Party; provided, that, any licenses of Intellectual Property may only be exclusive as to geography other than the United States and are solely for the use of Intellectual Property for manufacture, commercialization, distribution, development and/or co-promotion of Products, and (e) licenses of Intellectual Property existing as of the Closing Date and previously disclosed to the Administrative Agent. Notwithstanding the foregoing, any licenses or similar arrangements described in clauses (b) and (d) above shall not constitute a Permitted License hereunder unless: (i) no Event of Default has occurred or is continuing at the time of such license, (ii) the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any intellectual property and do not restrict the ability of the Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on, or assign or otherwise transfer any intellectual property to the Administrative Agent or the Lenders pursuant to the Loan Documents, (iii) in connection with an exclusive license, (A) the Borrower delivers ten (10) days’ prior written notice and a brief summary of the terms of the proposed license to the Administrative Agent and delivers to the Administrative Agent copies of the final executed licensing documents promptly upon consummation thereof, and (B) any such license could not result in a legal transfer of title of the licensed property, and (iv) all upfront payments, royalties, milestone payments or other proceeds arising from the licensing agreement that are payable to the Borrower or any of its Subsidiaries are paid to a Deposit Account that is governed by a Deposit Account Control Agreement.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Refinancing” means, with respect to any Indebtedness or other obligations, any extensions, refinancings, renewals and replacements of such Indebtedness or other obligations; provided, that, such extension, refinancing, renewal or replacement (a) shall not increase the outstanding principal amount of such Indebtedness or other obligations (other than by an amount equal to unpaid interest and premium thereon, including tender premium, and any underwriting discounts, fees, commissions and expenses associated with such extension, refinancing, renewal or replacement), (b) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to the Loan Parties and their respective Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate or equivalent yield which does not exceed the interest rate or equivalent yield of the Indebtedness being extended, renewed or replaced, (d) shall not contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being extended, refinanced, renewed or replaced and (e) after giving effect to such extension, refinancing, renewal or replacement, no Default or Event of Default shall have occurred (or would reasonably be expected to occur) as a result thereof.

“Permitted Successor” means any natural Person that (a) has not committed a felony offense or entered a plea of “guilty” or “no contest” to a felony offense or any crime involving moral turpitude, (b) has not committed a material act of dishonesty, fraud, embezzlement, misappropriation or financial dishonesty in such Person’s past employment or service to any organization and (c) has significant management and relevant industry experience.

“Permitted Transfers” has the meaning set forth in the definition of “Disposition”.

“Person” means any natural person, corporation, limited liability company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“PHSA” means the Public Health Service Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreements” means the U.S. Pledge Agreement and the Irish Share Charge.

“Pro Forma Basis” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement: (a) (i) with respect to any Disposition, Involuntary Disposition or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, (b) any retirement of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Borrower or any

Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, Pro Forma Basis in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Financial Officer of the Borrower.

“Product” means any current or future service or product researched, designed, developed, manufactured, licensed, marketed, advertised, sold, offered for sale, performed, distributed, tested, provided or commercialized by the Borrower or any Subsidiary, including any such product in development or which may be developed, including without limitation (x) those products set forth on Schedule 1.01 to the Disclosure Letter (as updated from time to time in accordance with the terms of Section 6.25(o)) and (y) Meloxicam IV/IM.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, pharmaceutical companies, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Authorizations” means any and all approvals, licenses, notifications, registrations or authorizations of any Governmental Authority for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or commercialization of a Product in any country or jurisdiction, including, without limitation, registration and listing, INDs, NDAs and similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit such Product.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property (other than Excluded Property):

(a) a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b) if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016;

(c) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;

(d) (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto) and (ii) if such real property is a Flood Hazard Property, (A) notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent;

(e) if requested by the Administrative Agent in its reasonable discretion, a Phase I environmental assessment report as to such real property, in form and substance and from professional firms reasonably acceptable to the Administrative Agent;

(f) if requested by the Administrative Agent in its reasonable discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws; and

(g) if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent, as to enforceability of such Mortgage in the jurisdiction where the real property is located.

“Recipient” means the Administrative Agent, any Lender, and any other recipient of any payment by or on account of any obligation of any Loan Party under any Loan Document.

“Recro Ireland” means Recro Ireland Limited, a private company limited by shares incorporated under the laws of Ireland with number 562027.

“Register” has the meaning set forth in Section 11.06(c).

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product, including CMS, FDA, DEA, and all similar agencies in other jurisdictions, and includes Standards Bodies.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to, required by, or filed with any Regulatory Agencies related to the Products or Product Development and Commercialization Activities, including all Product Authorizations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Financial Officer” means the chief executive officer, president, chief financial officer, treasurer or chief accounting officer of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief medical officer, senior vice president (development), senior vice president (regulatory affairs and quality assurance) or chief accounting officer of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of any Person, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Person as determined in accordance with GAAP, or (b) are subject to any Lien in favor of any Person (other than bankers’ liens, rights of setoff or any non-consensual Lien permitted under Section 8.01) other than the Administrative Agent, for the benefit of the Secured Parties.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding.

“Ritalin Agreement” means the Development, License and Supply Agreement by and between Novartis Pharmaceuticals Corporation and Elan Corporation plc, as predecessor in interest to Recro Gainesville LLC, dated as of December 17, 1997.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.

“Safety Notices” means any recalls, field notifications, safety alerts, corrections, withdrawals, warnings, “dear doctor” letters, investigator notices, “serious adverse event” reports, clinical holds, marketing suspensions, removals, label change requests, or the like conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Regulatory Agency or otherwise, with respect to any Product.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Alkermes Milestone Payment” means that certain $5,000,000 payment due to APIL one-hundred eighty days after the approval of an NDA for Meloxicam IV/IM, pursuant to the Meloxicam Acquisition Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities as they become absolute and matured in the ordinary course of business, (b) such Person does not intend to incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities become absolute and matured in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is planning to engage and the transactions contemplated hereby and the Indebtedness related thereto, (d) the fair value of the property of such Person is greater than the total amount of liabilities of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business.

“Specified Transaction” means any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition or any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation or otherwise.

“Standards Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Closing Date is SIXTY MILLION DOLLARS ($60,000,000).

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds one or more Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” has the meaning set forth in Section 2.09.

“Term B-1 Borrowing” means a borrowing consisting of simultaneous Term B-1 Loans made by each of the Term B-1 Lenders pursuant to Section 2.01(b)(i).

“Term B-1 Commitment” means, as to each Lender, its obligation to make a Term B-1 Loan to the Borrower pursuant to Section 2.01(b)(i), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B-1 Commitments of all of the Lenders as in effect on the First Amendment Effective Date is TEN MILLION DOLLARS ($10,000,000).

“Term B-1 Facility” means, at any time, (a) on or prior to the First Amendment Effective Date, the aggregate amount of the Term B-1 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B-1 Loans of all Term B-1 Lenders outstanding at such time.

“Term B-1 Lender” means any Lender that holds one or more Term B-1 Loans at such time.

“Term B-1 Loan” means an advance made by any Term B-1 Lender under the Term B-1 Facility.

“Term B-1 Note” has the meaning set forth in Section 2.09.

“Term B-2 Borrowing” means a borrowing consisting of simultaneous Term B-2 Loans made by each of the Term B-2 Lenders pursuant to Section 2.01(b)(ii).

“Term B-2 Commitment” means, as to each Lender, its obligation to make a Term B-2 Loan to the Borrower pursuant to Section 2.01(b)(ii), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B-2 Commitments of all of the Lenders as in effect on the First Amendment Effective Date is FIFTEEN MILLION DOLLARS ($15,000,000).

“Term B-2 Facility” means, at any time, (a) during the Availability Period in respect of the Term B-2 Facility, the aggregate amount of the Term B-2 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B-2 Loans of all Term B-2 Lenders outstanding at such time.

“Term B-2 Funding Date” means the date on which the Term B-2 Lenders make one or more Term B-2 Loans hereunder.

“Term B-2 Lender” means (a) at any time during the Availability Period in respect of the Term B-2 Facility, any Lender that has a Term B-2 Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term B-2 Loans at such time.

“Term B-2 Loan” means an advance made by any Term B-2 Lender under the Term B-2 Facility.

“Term B-2 Note” has the meaning set forth in Section 2.09.

“Term C Borrowing” means a borrowing consisting of simultaneous Term C Loans made by each of the Term C Lenders pursuant to Section 2.01(c).

“Term C Commitment” means, as to each Lender, its obligation to make a Term C Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term C Commitments of all of the Lenders as in effect on the Closing Date is FIFTEEN MILLION DOLLARS ($15,000,000).

“Term C Facility” means, at any time, (a) during the Availability Period in respect of the Term C Facility, the aggregate amount of the Term C Commitments at such time and (b) thereafter, the aggregate principal amount of the Term C Loans of all Term C Lenders outstanding at such time.

“Term C Funding Date” means the date on which the Term C Lenders make one or more Term C Loans hereunder.

“Term C Lender” means (a) at any time during the Availability Period in respect of the Term C Facility, any Lender that has a Term C Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term C Loans at such time.

“Term C Loan” means an advance made by any Term C Lender under the Term C Facility.

“Term C Note” has the meaning set forth in Section 2.09.

“Third Party” means any entity other than the Borrower or any Subsidiary or Affiliate thereof.

“Three-Month LIBOR Reference Rate” means, with respect to any Interest Period, a rate per annum equal to the greater of (x) one percent (1%) per annum and (y) the three-month London Interbank Offered Rate (or a comparable or successor rate which rate is approved by the Administrative Agent) for deposits in Dollars at approximately 11:00 a.m. (London, England time), as determined by the Administrative Agent from the appropriate Bloomberg screen page selected by the Administrative Agent (or any successor thereto or similar source reasonably determined by the Administrative Agent from time to time), two (2) Business Days prior to the first Business Day of such Interest Period and rounded up to the nearest one-sixteenth (1/16th) of one percent (1%). The Administrative Agent’s determination of interest rates shall be determinative in the absence of manifest error.

“Threshold Amount” means $1,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender and the Outstanding Amount of all Loans of such Lender at such time.

“Trademarks” means any statutory or common law trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin that identifies the goods and services of one provider from another, and all applications and registrations therefor, together with all of the goodwill associated therewith.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“U.S. Pledge Agreement” means that certain U.S. pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Loan Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, cash and Cash Equivalents that are not Restricted at such time.

“Verapamil Agreement” means the Amended and Restated License and Supply Agreement by and between Watson Laboratories, Inc. and Elan Corporation plc, as predecessor in interest to Recro Gainesville LLC, dated as of June 26, 2003.

“Verelan Agreement” means the License and Supply Agreement by and between Kremers Urban Pharmaceuticals, Inc. and APIL, as predecessor in interest to Recro Gainesville LLC, dated as of January 1, 2014.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrants” means those certain common stock purchase warrants of the Borrower purchased by the Lenders, substantially in the form of Exhibit B-4, as amended from time to time (including as amended by the First Amendment). The Warrants shall have the rights set forth therein and shall be in the respective amounts set forth on Schedule 2.01.

“Wholly Owned Domestic Subsidiary” means each Wholly Owned Subsidiary that is a Domestic Subsidiary. Unless otherwise specified, all references herein to a “Wholly Owned Domestic Subsidiary” or to “Wholly Owned Domestic Subsidiaries” shall refer to a Wholly Owned Domestic Subsidiary or Wholly Owned Domestic Subsidiaries of the Borrower.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower. Unless otherwise specified, all references herein to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Borrower.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Zohydro Agreements” means, collectively, (a) the License Agreement by and between Zogenix, Inc. and Elan Pharma International Limited, as predecessor in interest to Recro Gainesville LLC, dated as of November 27, 2007, (b) the Commercial Manufacture and Supply Agreement by and between Zogenix, Inc. and APIL, as predecessor in interest to Recro Gainesville LLC, dated as of November 2, 2012, and (c) the Second Generation (ZX004) Commercial Manufacture and Supply Agreement by and between Zogenix, Inc. and Daravita, as predecessor in interest to Recro Gainesville LLC, dated as of March 5, 2015.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Investment Document, unless otherwise specified herein or in such other Investment Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Investment Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Investment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Investment Document, shall be construed to refer to such Investment Document in its entirety and not to any particular provision thereof, (iv) all references in an Investment Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Investment Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Investment Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Investment Document.

1.03 Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. The Borrower will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly financial statement delivered in accordance with Section 7.01. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto or the application thereof, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Pro Forma Calculations. Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Debt to Revenues Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable four quarter period to which such calculation relates.

(d) Consolidation of Variable Interest Rate Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

1.04 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.05 Currency Generally.

For purposes of determining compliance with Article VIII with respect to the amount of any Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

ARTICLE II

THE COMMITMENTS

2.01 Commitments and Warrants.

(a) Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower, in Dollars, on the Closing Date in an aggregate amount equal to such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments. Term A Borrowings repaid or prepaid may not be reborrowed.

(b) (i) Term B-1 Borrowing. Subject to the terms and conditions set forth herein, each Term B-1 Lender severally agrees to make a single loan to the Borrower, in Dollars, on the First Amendment Effective Date in an aggregate amount equal to such Term B-1 Lender’s Term B-1 Commitment. The Term B-1 Borrowing shall consist of Term B-1 Loans made simultaneously by the Term B-1 Lenders in accordance with their respective Term B-1 Commitments. Term B-1 Borrowings repaid or prepaid may not be reborrowed.

(ii) Term B-2 Borrowing. Subject to the terms and conditions set forth herein, each Term B-2 Lender severally agrees to make a single loan to the Borrower, in Dollars, on any Business Day during the Availability Period for the Term B-2 Facility, in an aggregate amount equal to such Term B-2 Lender’s Term B-2 Commitment, subject to satisfaction of the conditions set forth in Section 5.03; provided, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term B-2 Borrowing during the term of this Agreement. The Term B-2 Borrowing shall consist of Term B-2 Loans made simultaneously by the Term B-2 Lenders in accordance with their respective Term B-2 Commitments. Term B-2 Borrowings repaid or prepaid may not be reborrowed.

(c) Term C Borrowing. Subject to the terms and conditions set forth herein, each Term C Lender severally agrees to make a single loan to the Borrower, in Dollars, on any Business Day during the Availability Period for the Term C Facility, in an aggregate amount equal to such Term C Lender’s Term C Commitment, subject to satisfaction of the conditions set forth in Section 5.04; provided, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term C Borrowing during the term of this Agreement. The Term C Borrowing shall consist of Term C Loans made simultaneously by the Term C Lenders in accordance with their respective Term C Commitments. Term C Borrowings repaid or prepaid may not be reborrowed.

(d) Treasury Regulations. The Borrower and Lenders hereby acknowledge and agree that, for United States income tax purposes, for an aggregate purchase price of $60,000,000, (i) the Lenders made the Term A Loans to the Borrower and (ii) the Borrower sold to, and the Lenders purchased from the Borrower, the Warrants, in each case, in the respective amounts and purchase prices originally set forth opposite each Lender’s name on Schedule 2.01 (prior to the First Amendment). Furthermore, the Borrower and the Lenders hereby acknowledge and agree that (i) the issue price (within the meaning of Section 1273(b) of the Internal Revenue Code) of the Term A Loans was determined pursuant to Section 1272-1275 of the Code and the Treasury Regulations thereunder and (ii) for United States federal income tax purposes, the issue price of the Warrants within the meaning of Section 1273(b) of the Internal Revenue Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, was determined to be equal to $1,655,559.61. The parties hereby acknowledge and agree that the amendment to the Exercise Price (as defined in the Warrants) of the Warrants in connection with the First Amendment shall be treated, for United States income tax purposes, as a taxable exchange of “old” warrants for “new” warrants with a fair market value of $1,655,559.61. To the extent required to take a position, the parties hereto agree to report all income tax matters with respect to the Warrants consistent with the provisions of this Section 2.01(d) unless otherwise required due to a change in applicable Law.

2.02 Borrowings.

(a) Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Financial Officer of the Borrower) to the Administrative Agent, which must be given not later than 11:00 a.m. at least three (3) Business Days in advance of the requested date of the applicable Borrowing (or, in the case of the Term A Borrowing or the Term B-1 Borrowing, such period of fewer than three (3) Business Days as the Administrative Agent shall agree in its sole discretion). Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed. For the avoidance of doubt, the Term A Borrowing shall be in a principal amount of $60,000,000, the Term B-1 Borrowing shall be in a principal amount of $10,000,000, the Term B-2 Borrowing shall be in a principal amount of $15,000,000 and the Term C Borrowing shall be in a principal amount of $15,000,000.

(b) Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans. Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02, Section 5.03 and Section 5.04 (and, if such Borrowing is the initial Borrowing, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

2.03 Prepayments.

(a) Voluntary Prepayments. Subject to the payment of any prepayment premium as required under Section 2.03(d), the exit fee required under Section 2.07(b) and any other fees or amounts payable hereunder at such time, the Borrower may, upon written notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, if such a notice expressly states that it is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Loans prepaid, (y) the prepayment premium required under Section 2.03(d) and the exit fee required under Section 2.07(b) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment. All amounts paid pursuant to this Section 2.03(a) shall be applied first, to outstanding Term A Loans, second, to outstanding Term B-1 Loans, third, to outstanding Term B-2 Loans (if any) and fourth, to outstanding Term C Loans (if any). Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) Mandatory Prepayments of Loans.

(i) Dispositions and Involuntary Dispositions. The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Disposition or Involuntary Disposition, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds, in each case other than (A) so long as no Default or Event of Default exists at the time prepayment would otherwise be required pursuant to this Section 2.03(b)(i), Net Cash Proceeds of Dispositions and Involuntary Dispositions not exceeding $1,000,000 in the aggregate during any fiscal year, and (B) Net Cash Proceeds of Dispositions and Involuntary Dispositions that are reinvested in Eligible Assets within 180 days of the date of such Disposition or Involuntary Disposition (or such longer period as the Administrative Agent shall agree in its sole discretion). Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii) Extraordinary Receipts.    The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Extraordinary Receipt, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds, in each case other than (A) so long as no Default or Event of Default exists at the time prepayment would otherwise be required pursuant to this Section 2.03(b)(ii), Net Cash Proceeds of Extraordinary Receipts not exceeding $1,000,000 in the aggregate during any fiscal year, and (B) Net Cash Proceeds of any Extraordinary Receipt that are reinvested in Eligible Assets within 180 days of the date of the receipt of such Net Cash Proceeds (or such longer period as the Administrative Agent shall agree in its sole discretion). Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

For the avoidance of doubt, if the Borrower shall have made the prepayment required by, or reinvestment permitted by, clause (i) above with the Net Cash Proceeds of any Disposition or Involuntary Disposition that also constitute the Net Cash Proceeds of an Extraordinary Receipt, the Borrower shall not be required to also make the prepayment required under this clause (ii) with respect to such Net Cash Proceeds.

(iii) Debt Issuance. The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv) Application of Mandatory Prepayments. All payments under this Section 2.03(b) shall be applied first to all fees (other than, for the avoidance of doubt, exit fees required by Section 2.07(b)), costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, prepayment premium required by Section 2.03(d) and exit fee required by Section 2.07(b), accrued interest and principal. Each such prepayment shall be applied first, to outstanding Term A Loans, second, to outstanding Term B-1 Loans, third, to outstanding Term B-2 Loans (if any) and fourth, to outstanding Term C Loans (if any). Each such prepayment shall be applied to the Loans of the Lenders in accordance with the respective Applicable Percentages in respect of each of the relevant Facilities.

(c) Change of Control. Upon the occurrence of a Change of Control, the Borrower shall, at the direction of the Required Lenders, and may, at its option upon three (3) Business Days prior written notice from the Borrower to the Administrative Agent, prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(d) and the exit fee required by Section 2.07(b) plus all other Obligations. Each such direction or notice shall specify the date and amount of such prepayment. If such direction or notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. All amounts paid or required to be paid pursuant to this Section 2.03(c) shall be applied first, to outstanding Term A Loans, second, to outstanding Term B-1 Loans, third, to outstanding Term B-2 Loans (if any) and fourth, to outstanding Term C Loans (if any). Each prepayment under this Section 2.03(c) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(d) Prepayment Premiums. If all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 2.03, Article IX or otherwise, then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to the other Obligations so prepaid or required to be prepaid, a prepayment premium equal to: (i) with respect to any prepayment paid or required to be paid on or prior to the second (2nd) anniversary of the date of the Borrowing of such Loan, an amount equal to the sum of (A) ten percent (10%) of the principal amount of such Loan that is prepaid or required to be prepaid plus (B) all interest that would have accrued on such Loan to and including the second (2nd) anniversary of the date of the Borrowing of such Loan, but for such prepayment or requirement to prepay (and, for the avoidance of doubt, assuming that such Loans remained outstanding until such second (2nd) anniversary), as determined by the Administrative Agent (which determination shall be accepted by the Borrower in the absence of manifest error), (ii) with respect to any prepayment paid or required to be paid after the second (2nd) anniversary of the date of the Borrowing of such Loan but on or prior to the third (3rd) anniversary of the date of the Borrowing of such Loan, seven and one-half percent (7.50%) of the principal amount of such Loan that is prepaid or required to be prepaid, (iii) with respect to any prepayment paid or required to be paid after the third (3rd) anniversary of the date of the Borrowing of such Loan but on or prior to the fourth (4th) anniversary of the date of the Borrowing of such Loan, five percent (5%) of the principal amount of such Loan that is prepaid or required to be prepaid and (iv) with respect to any prepayment paid or required to be paid after the fourth (4th) anniversary of the date of the Borrowing of such Loan but prior to the fifth (5th) anniversary of the date of the Borrowing of such Loan, two and one-half percent (2.50%) of the principal amount of such Loan that is prepaid or required to be prepaid.

2.04 Termination of Commitments.

(a) Voluntary. The Borrower may, upon written notice to the Administrative Agent during the Availability Period applicable thereto, terminate in full the Commitments under any Facility; provided, that: any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of such termination; provided, further, that, the effectiveness of such notice may be expressly conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, and such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon any termination of the Commitments under a Facility, the Commitments of each Appropriate Lender under such Facility shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

(b) Mandatory. The Commitments under any Facility will be automatically and permanently reduced to zero upon the occurrence of any Borrowing under such Facility pursuant to Section 2.01.

2.05 Repayment of Loans.

The Borrower shall repay the outstanding principal amount of all Loans, together with all accrued and unpaid interest thereon and all other outstanding Obligations, on the Maturity Date.

2.06 Interest.

(a) Pre-Default Rate. Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date thereof at a rate per annum equal to the Interest Rate for such Interest Period.

(b) Default Rate. (i) Upon the occurrence of any Event of Default under Section 9.01(a) (without regard to any applicable grace periods) or Section 9.01(f), all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders to the Administrative Agent, while any Event of Default exists, the Borrower shall pay interest on all outstanding Obligations at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. The Administrative Agent shall give the Borrower written notice of any such request by the Required Lenders; provided, that, any failure by the Administrative Agent to provide such notice shall not relieve the Borrower of its obligation to pay interest at the Default Rate.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c) Interest Generally. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Closing Fees and Amendment Fees. The Borrower shall pay to the Administrative Agent fees in the amounts and at the times specified in the Fee Letter and the First Amendment Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever. It is understood and agreed that the Administrative Agent reserves the right to allocate, in whole or in part, to its Affiliates, the fees payable thereunder in such manner as the Administrative Agent and such Affiliates shall agree in their sole discretion.

(b) Exit Fee. Upon the prepayment or repayment of all or any portion of the Loans (or upon the date any such prepayment or repayment is required to be paid), whether pursuant to Section 2.03, Section 2.05 or Section 9.02, or otherwise, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations so prepaid, repaid or required to be prepaid or repaid, an exit fee in an amount equal to one percent (1%) of the principal amount of the Loans prepaid, repaid or required to be prepaid or repaid, as the case may be, on such date.

2.08 Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.09 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (a) in the case of the Term A Loans, be in the form of Exhibit B-1 (a “Term A Note”), (b) in the case of the Term B-1 Loans, be in the form of Exhibit B-2(A) (a “Term B-1 Note”), (c) in the case of the Term B-2 Loans, be in the form of Exhibit B-2(B) (a “Term B-2 Note”) and (d) in the case of the Term C Loans, be in the form of Exhibit B-3 (a “Term C Note”). Each Lender may attach schedules to any of its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Subject to Section 9.03, all payments of principal, interest, prepayment premiums and fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office. The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Administrative Agent may from time to time direct in writing. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(c) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or prepayment premium or exit fee in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and prepayment premium or exit fees in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium or exit fees in connection with their respective portions of the Loans and other amounts owing them; provided, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS AND YIELD PROTECTION

3.01 Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any Governmental Authority (“Taxes”), except as required by applicable law. If any withholding or deduction of any Taxes from any payment by or on account of any obligation of any Loan Party hereunder is required in respect of any Taxes pursuant to any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent), then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) the applicable Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority. If such withheld or deducted Taxes are other than (x) Taxes imposed on or measured by net income imposed by the jurisdiction under which a Recipient is organized or conducts business or as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely as the result of entering into any of the Loan Documents or taking any action thereunder), (y) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 11.13) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office and (z) U.S. federal withholding Taxes imposed under FATCA (such Taxes described in the foregoing clauses (x), (y) and (z), “Excluded Taxes”), then the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.

(b) The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Taxes with respect to any Loan Document or any payment thereunder, other than Excluded Taxes, (“Indemnified Taxes”) (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(c) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code (each such Lender a “Foreign Lender”) shall execute and deliver to each of the Borrower and the Administrative Agent on or prior to the date that such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the Internal Revenue Service or reasonably requested by the Borrower or the Administrative Agent certifying as to such Lender’s entitlement to any available exemption from or reduction of withholding or deduction of taxes. Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall execute and deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of Internal Revenue Service Form W-9 certifying that such Lender is not subject to United States backup withholding. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. The Borrower shall not be required to pay additional amounts to any Foreign Lender pursuant to this Section 3.01 with respect to taxes attributable to the failure of such Foreign Lender to comply with this paragraph.

(d) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower of its inability to do so.

3.02 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any taxes (other than (A) Indemnified Taxes covered by Section 3.01(b) and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), then, the Borrower will pay (in accordance with clause (c) below) to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay (in accordance with clause (c) below) to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Reserves on Loans. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided, that, the Borrower shall have received at least ten (10) Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) Business Days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) Business Days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund any Borrowing whose interest is determined by reference to the Three-Month LIBOR Reference Rate, or to determine or charge interest rates based upon the Three-Month LIBOR Reference Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing or to make Loans whose interest is determined by reference to the Three-Month LIBOR Reference Rate shall be suspended, and (b) the interest rate on Loans of such Lender issued, made, maintained or funded hereunder shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (y) in the definition of “Three-Month LIBOR Reference Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice by the Administrative Agent and the Borrower, all Loans of such Lender the interest rate on which is determined by reference to clause (y) in the definition of “Three-Month LIBOR Reference Rate” shall be determined by the Administrative Agent without reference to clause (y) in the definition of “Three-Month LIBOR Reference Rate”, until such Lender notifies the Administrative Agent and the Borrower that the circumstance giving rise to such determination no longer exist.

3.04 Inability to Determine Rates.

(a) If prior to the commencement of any Interest Period:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Three-Month LIBOR Reference Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Three-Month LIBOR Reference Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter. In the event of any such determination, until the Administrative Agent has advised the Borrower that the circumstances giving rise to such notice no longer exist, the “Three-Month LIBOR Reference Rate” shall be determined by the Administrative Agent without reference to clause (y) of the definition of “Three-Month LIBOR Reference Rate”.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the three-month London Interbank Offered Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the three-month London Interbank Offered Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the three-month London Interbank Offered Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

3.05 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.02, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.03, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.05(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.06 Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Secured Parties (taken as a whole), and, of a single local counsel to the Secured Parties (taken as a whole) in each relevant material jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected parties (taken as a whole))) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO BORROWINGS

5.01 Conditions of Initial Borrowing and Purchase of Warrants.

This Agreement shall become effective upon and the obligation of each Lender to make its portion of the Loans to be advanced on the Closing Date hereunder and to purchase the Warrants is subject to satisfaction of the following conditions precedent:

(a) Investment Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Investment Documents, each properly executed by a Responsible Financial Officer of the signing Loan Party and each other party to such Investment Documents, including, without limitation, the Warrants duly executed and issued by the Borrower, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Financial Statements; Due Diligence. The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(d) No Material Adverse Change. There shall not have occurred since December 31, 2016 any event or condition that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) Litigation. There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary, assistant secretary or treasurer of such Loan Party to be true and correct as of the Closing Date;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Financial Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Financial Officer thereof authorized to act as a Responsible Financial Officer in connection with this Agreement and the other Investment Documents to which such Loan Party is a party; and

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly incorporated, organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of incorporation, organization or formation.

(g) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following, all in form and substance reasonably satisfactory to the Administrative Agent:

(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreements, together with duly executed in blank and undated stock powers (or equivalent documents in any applicable jurisdiction) and other customary deliverables in connection with security over Equity Interests attached thereto;

(iv) evidence (in a form and substance satisfactory to the Administrative Agent) that no restrictions on the transfer of any shares which are charged pursuant to the Pledge Agreements exist in the Organization Documents of the issuer of such shares save as otherwise agreed by the Administrative Agent;

(v) searches of ownership of, and Liens on, the Intellectual Property of each Loan Party in the appropriate governmental offices;

(vi) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Intellectual Property of the Loan Parties;

(vii) subject to Section 7.21, in the case of any personal property Collateral located at a premises leased by a Loan Party, such Collateral Access Agreements as may be reasonably required by the Administrative Agent;

(viii) such Deposit Account Control Agreements as shall be necessary to cause the Loan Parties to be in compliance with Section 7.16; and

(ix) a duly executed promissory note with respect to the obligations under the Intercompany Irish Credit Facility, together with a duly executed in blank allonge.

(h) Real Property Collateral. Receipt by the Administrative Agent of Real Property Security Documents with respect to the fee interest of any Loan Party in each real property identified on Schedule 6.20(a) to the Disclosure Letter (other than Excluded Property).

(i) Evidence of Insurance. Receipt by the Administrative Agent of copies of certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of property insurance) on behalf of the Secured Parties.

(j) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Financial Officer of the Borrower certifying (i) that the conditions specified in Sections 5.01(d), (e) and (l) and Sections 5.02(a) and (b) have been satisfied, (ii) that the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis, (iii) that as of the Closing Date, the Borrower and its Subsidiaries have no Indebtedness for borrowed money, other than Indebtedness permitted by Section 8.03 and (iv) that attached thereto are true and correct copies of each document and agreement entered into in connection with the Intercompany Irish Credit Facility, including amendments thereto dated as of the Closing Date in form and substance reasonably satisfactory to the Administrative Agent.

(k) Existing Indebtedness. All of the existing Indebtedness for the borrowed money of the Loan Parties and their respective Subsidiaries (including all Indebtedness under the Existing Credit Agreement but, for the avoidance of doubt, excluding Indebtedness permitted to exist under Section 8.03) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(l) Governmental and Third Party Approvals. The Borrower and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Investment Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(m) Corporate Structure and Capitalization. The capital and ownership structure and the equity holder arrangements of the Borrower on the Closing Date, on a pro forma basis after giving effect to the transactions contemplated by the Investment Documents shall be reasonably satisfactory to the Lenders.

(n) Letter of Direction. Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information with respect to the proceeds of the Loans to be made on the Closing Date.

(o) Fees. Receipt by Athyrium, the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.

(p) Attorney Costs; Due Diligence Expenses. The Borrower shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent and all reasonable and documented out-of-pocket due diligence expenses of Athyrium and the Lenders, in each case, incurred to the Closing Date, plus such additional amounts of such reasonable and documented out-of-pocket fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(q) Other. Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02 Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

5.03 Additional Conditions to Term B-2 Borrowings.

The obligation of each Lender to honor any Loan Notice requesting a Borrowing of Term B-2 Loans is subject to the additional conditions precedent:

(a) The requested Borrowing shall occur during the Availability Period with respect to the Term B-2 Facility.

(b) The Administrative Agent shall have received reasonably satisfactory evidence from the Borrower that the FDA has approved a Loan Party’s NDA for Meloxicam IV/IM.

(c) The Administrative Agent shall have received satisfactory evidence (which shall include, for the avoidance of doubt, such supporting documentation as the Administrative Agent shall reasonably require) from the Borrower that, as of the date of such Borrowing of Term B-2 Loans (and immediately prior to such Borrowing of Term B-2 Loans), Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent has received a Deposit Account Control Agreement is not less than $20,000,000; provided, that, if as of the date of such Borrowing of Term B-2 Loans, the Alkermes Milestone Payment has not yet been made by the Borrower, the reference to $20,000,000 preceding the proviso in this clause (c) shall be deemed to be $25,000,000.

(d) Athyrium, the Administrative Agent and the Lenders shall have received all fees required to be paid by the Borrower and its Subsidiaries under the Loan Documents on or before the Term B-2 Funding Date, including for the avoidance of doubt those fees required to be paid pursuant to Section 2.07.

Each Loan Notice submitted by the Borrower requesting a Borrowing of Term B-2 Loans shall be deemed to be a representation and warranty that the conditions specified in this Section 5.03 have been satisfied on and as of the date of the applicable Borrowing.

5.04 Additional Conditions to Term C Borrowings.

The obligation of each Lender to honor any Loan Notice requesting a Borrowing of Term C Loans is subject to the additional conditions precedent:

(a) (i) The requested Borrowing shall occur during the Availability Period with respect to the Term C Facility and (ii) all Term B-2 Loans shall have been advanced pursuant to Section 2.01(b)(ii) prior to such Borrowing of Term C Loans.

(b) The Administrative Agent shall have received a certificate of a Responsible Financial Officer of the Borrower (together with such supporting documentation (including, for the avoidance of doubt, financial statements) as the Administrative Agent shall reasonably require) demonstrating that Consolidated Meloxicam Sales for the trailing twelve month period most recently ended on or prior to the date of such Borrowing were at least $20,000,000.

(c) Athyrium, the Administrative Agent and the Lenders shall have received all fees required to be paid by the Borrower and its Subsidiaries under the Loan Documents on or before the Term C Funding Date, including for the avoidance of doubt those fees required to be paid pursuant to Section 2.07.

Each Loan Notice submitted by the Borrower requesting a Borrowing of Term C Loans shall be deemed to be a representation and warranty that the conditions specified in this Section 5.04 have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized, incorporated or formed, validly existing and (to the extent applicable under any such Laws) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Investment Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Investment Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB) except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referenced in clause (b) to the extent that such conflict, breach, contravention or payment could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Investment Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents and (c) the filing of any applicable notices under securities laws.

6.04 Binding Effect.

Each Investment Document has been duly executed and delivered by each Loan Party that is party thereto. Each Investment Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary of any material party of the business or property of the Loan Parties and their respective Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to the Loan Parties and their respective Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date or publicly filed under applicable securities laws.

(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) or (b), as applicable) and present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods covered thereby.

(e) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of any Loan Party after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to the legality, validity or enforceability of this Agreement or any other Investment Document, or the consummation of any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default.

(a) Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b) No Default has occurred and is continuing.

6.08 Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and, to the knowledge of any Responsible Officer of any Loan Party, there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b) None of the Facilities contains, or, to the knowledge of any Responsible Officer of any Loan Party, has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f) There has been no release or, to the knowledge of any Responsible Officer of any Loan Party, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10 Insurance.

(a) The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10 to the Disclosure Letter.

(b) Each Loan Party and each of their respective Subsidiaries maintains, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent.

6.11 Taxes.

The Loan Parties and their Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party.

6.12 ERISA Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws.

(b) There are no pending or, to the knowledge of any Responsible Officer of a Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred for which there remains any outstanding liability and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13 Subsidiaries and Capitalization.

(a) Set forth on Schedule 6.13(a) to the Disclosure Letter is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party, together with (i) jurisdiction of organization or incorporation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.

(b) As of the Closing Date, except as described on Schedule 6.13(b) to the Disclosure Letter, there are no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the Borrower or any of its Subsidiaries. As of the Closing Date, except as set forth on Schedule 6.13(b) to the Disclosure Letter and as contained in the Warrants, there are no statutory or contractual preemptive rights, rights of first refusal, anti-dilution rights or any similar rights held by equity holders or option holders of the Borrower with respect to the issuance of the Warrants and all such rights have been effectively waived with regard to the issuance of the Warrants. As of the Closing Date, there are no agreements (voting or otherwise) among the Borrower’s equity holders with respect to any other aspect of the Borrower’s affairs, except as set forth on Schedule 6.13(b) to the Disclosure Letter.

6.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, in each case of the foregoing, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, and when taken as a whole) contains, when furnished, any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was prepared (it being understood that such information is as to future events and is not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection, estimate or forecast will be realized and that actual results during the period or periods covered by any such projections, estimate, budgets or forecasts may differ significantly from the projected results and such differences may be material).

6.16 Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc.

(a) Schedule 6.17(a) to the Disclosure Letter sets forth a complete and accurate list as of the Closing Date of the following Intellectual Property: (i) all Patents of any Loan Party or any Subsidiary that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Patents, (ii) all Trademarks of any Loan Party or any Subsidiary that are issued, or in respect of which an application has been filed or recorded, with the United States Patent and Trademark Office or with any other Governmental Authority (or comparable organization or office established in any country or pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Trademarks, (iii) all Copyrights of any Loan Party or any Subsidiary that are registered, or in respect of which an application for registration has been filed or recorded, with the United States Copyright Office or with any other Governmental Authority (or comparable organization or office established pursuant to an international treaty or similar international agreement for the filing, recordation or registration of interests in intellectual property), together with relevant identifying information with respect to such Copyrights, and (iv) each other item of Material Intellectual Property, owned or licensed by any Loan Party or any Subsidiary. Schedule 6.17(a) to the Disclosure Letter also sets forth a complete and accurate list as of the Closing Date of all license agreements (inbound or outbound) of any Material Intellectual Property. No settlements or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Loan Party or any Subsidiary or to which such Loan Party or Subsidiary is bound that adversely affects its rights to own or use any Material Intellectual Property.

(b) With respect to all Material Intellectual Property:

(i) each Loan Party and its respective Subsidiaries, as applicable, owns or has a valid license to such Material Intellectual Property free and clear of any and all Liens other than Permitted Liens;

(ii) each Loan Party and its respective Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect such Material Intellectual Property;

(iii) except as set forth on Schedule 6.17(b)(iii) to the Disclosure Letter, or for rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, (A) there is no proceeding challenging the validity or enforceability of any such Material Intellectual Property, (B) none of the Loan Parties nor any of their respective Subsidiaries is involved in any such proceeding with any Person, and (C) none of the Material Intellectual Property is the subject of any Other Administrative Proceeding;

(iv) (A) such Material Intellectual Property is subsisting, (B) to the knowledge of any Responsible Officer of any Loan Party, such Material Intellectual Property is valid and enforceable and (C) no event has occurred, and nothing has been done or omitted to have been done, including payment of maintenance, renewal or other fees payable or owing by the applicable Loan Party or Subsidiary for any such Material

Intellectual Property, that would affect the validity or enforceability of such Material Intellectual Property and all such Material Intellectual Property is in full force and effect and has not lapsed, or been forfeited or cancelled or abandoned and there are no unpaid maintenance, renewal or other fees payable or owing by such Loan Party or Subsidiary for any such Material Intellectual Property;

(v) each Loan Party and its respective Subsidiaries, as applicable, is the sole and exclusive owner of all right, title and interest in and to all such Material Intellectual Property that is owned by it, subject only to Permitted Liens;

(vi) to the extent any such Material Intellectual Property was authored, developed, conceived or created, in whole or in part, for or on behalf of any Loan Party or any Subsidiary by any Person, then such Loan Party or Subsidiary has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Material Intellectual Property to such Loan Party or Subsidiary, except as could not reasonably be expected to have a material adverse effect on such Loan Party’s or such Subsidiary’s ownership of such Material Intellectual Property; and

(vii) as of the Closing Date, no such Material Intellectual Property is subject to any license grant by any Loan Party or Subsidiary or similar arrangement, except for (x) license grants between the Loan Parties and (y) those license grants disclosed on Schedule 6.17(a) to the Disclosure Letter.

(c) Except as otherwise disclosed on Schedule 6.17(c) to the Disclosure Letter, to the knowledge of any Responsible Officer of any Loan Party, no Third Party is committing any act of Infringement of any Material Intellectual Property which could reasonably be expected to materially impair any Loan Party’s or any Subsidiary’s ability to generate revenue from such Material Intellectual Property.

(d) With respect to each license agreement listed on Schedule 6.17(a) to the Disclosure Letter, such license agreement (i) is in full force and effect and is binding upon and enforceable against each Loan Party (or each Loan Party’s respective Subsidiaries, as applicable) party thereto and, to the knowledge of any Responsible Officer of any Loan Party, all other parties thereto in accordance with its terms, (ii) except for amendments and modifications provided to the Administrative Agent, has not been amended or otherwise modified, and (iii) is not currently subject to any material default or breach by the Borrower or any Subsidiary thereunder or, to the knowledge of any Responsible Officer of any Loan Party, by any other party thereto. None of the Loan Parties nor any of their respective Subsidiaries has taken or omitted to take any action that would permit any other Person party to any such license agreement to have, and to the knowledge of any Responsible Officer of any Loan Party, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(e) Except as could not reasonably be expected, either alone or in the aggregate, to have a Material Adverse Effect or a material adverse effect on any Product Development and Commercialization Activities, (i) none of the Loan Parties nor any of their respective Subsidiaries has received written notice from any Third Party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Third Party, and (ii) the conduct of the business of the Loan Parties and their respective Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any Third Party.

(f) No Loan Party nor any Subsidiary has made any assignment or agreement in conflict with the security interest in the Intellectual Property of the Borrower or any Guarantor hereunder and no license agreement with respect to any such Intellectual Property conflicts in any material respect with the security interest granted to the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Loan Documents. Except as set forth on Schedule 6.17(f) to the Disclosure Letter, no Material Intellectual Property constitutes Excluded Property (other than Material Intellectual Property subject to any inbound license entered into after the Closing Date in accordance with Section 7.18). The consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, (i) any licenses of any Material Intellectual Property owned or licensed by any Loan Party or Subsidiary or (ii) any Regulatory Authorizations.

6.18 Solvency.

The Borrower and its Subsidiaries, on a consolidated basis, are Solvent (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto).

6.19 Perfection of Security Interests in the Collateral.

Subject to Section 7.21, the Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents, perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20 Business Locations.

Set forth on Schedule 6.20(a) to the Disclosure Letter is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date (with (x) a description of each real property that is Excluded Property and (y) a designation of whether such real property is owned or leased). Set forth on Schedule 6.20(b) to the Disclosure Letter is the taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of (a) the Borrower (i) is as set forth on the signature pages hereto or (ii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c) and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Except as set forth on Schedule 6.20(c) to the Disclosure Letter, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of organization, or (iii) been party to a merger, consolidation or other change in structure.

6.21 Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of any Responsible Officer of any Loan Party, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions applicable to any Loan Party, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c) PATRIOT Act. To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22 Limited Offering of Warrants.

The offer and sale of the Warrants are not required to be registered pursuant to the provisions of Section 5 of the Securities Act or the registration or qualification provisions of the blue sky laws of any state. Neither the Borrower nor any agent on the Borrower’s behalf, has solicited or will solicit any offers to sell all or any part of the Warrants, to any Person other than the Lenders so as to bring the sale of the Warrants, by Borrower within the registration provisions of the Securities Act or any state securities laws.

6.23 Registration Rights; Issuance Taxes.

(a) Except as described in the Warrants, the Borrower is under no requirement to register under the Securities Act, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

(b) All taxes imposed on the Borrower in connection with the issuance, sale and delivery of the Warrants have been or will be fully paid, and all laws imposing such taxes have been or will be fully satisfied by the Borrower.

6.24 Material Contracts.

Set forth on Schedule 6.24 to the Disclosure Letter is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries as of the Closing Date, with an adequate description of the parties thereto, and amendments and modifications thereto. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against the Borrower and its Subsidiaries party thereto and, to the knowledge of any Responsible Officer of the Borrower, all other parties thereto in accordance with its terms (except for expirations of such Material Contracts in accordance with their terms), and (b) is not currently subject to any material breach or default by the Borrower or any Subsidiary or, to the knowledge of any Responsible Officer of the Borrower, any other party thereto. None of the Borrower nor any of its Subsidiaries has taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of any Responsible Officer of the Borrower, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder. Other than those agreements entered into after the Closing Date (but, in the case of such agreements, subject to Section 7.18), none of the Material Contracts are non-assignable by their terms (other than those certain agreements separately noted in Schedule 6.24 to the Disclosure Letter as being non-assignable) or as a matter of law, or prevent the granting of a security interest therein. The consummation of the transactions contemplated by the Loan Documents and the exercise by the Administrative Agent or the Lenders of any right or protection set forth in the Loan Documents will not constitute a breach or violation of, or otherwise affect the enforceability of, or give rise to a right of termination in favor of any party to any Material Contract.

6.25 Compliance of Products.

(a) The Borrower and its Subsidiaries have obtained all Material Regulatory Authorizations required for the conduct of their business as currently conducted, and all such Material Regulatory Authorizations are in full force and effect, without restriction, and all such Regulatory Authorizations held by the Loan Parties and their respective Subsidiaries or their licensees are (i) legally and beneficially owned exclusively by one of the Loan Parties and their respective Subsidiaries or licensees, free and clear of all Liens other than Liens permitted pursuant to Section 8.01, and (ii) validly registered and on file with the applicable Regulatory Agency, in compliance in all material respects with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing (to the extent applicable), valid and enforceable with the applicable Regulatory Agency. All required notices, registrations and listings, supplemental applications or notifications, reports (including reports of adverse experiences) and other required filings with respect to all material Products have been filed with the FDA, the DEA, and all other applicable Regulatory Agencies when due, except where the failure to do so could not reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities.

(b) Except where the failure to do so could not reasonably be expect to result in the termination or restriction of a Material Regulatory Authorization, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted by any Loan Party or any of its Subsidiaries in connection with any and all requests for a Regulatory Authorization from the FDA or other Regulatory Agency relating to the Borrower or any Subsidiary, their business operations and to the Products, when submitted to the FDA or other Regulatory Agency were, to the knowledge of any Responsible Officer of any Loan Party, true, complete and correct in all material respects as of the date of submission (including any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data that have been submitted to the FDA or other Regulatory Agency). To the knowledge of any Responsible Officer of any Loan Party, the Material Regulatory Authorizations are valid and supported by proper research, design, testing, analysis and disclosure. To the knowledge of any Responsible Officer of any Loan Party, there has been no (i) material untrue statement of fact and/or no fraudulent statement made by the Loan Parties or their respective Subsidiaries, or any of their respective agents or representatives to the FDA or any other Governmental Authority, and (ii) none of the Loan Parties and their Subsidiaries has failed to disclose any fact required to be disclosed, committed an act, made a statement, or failed to make a statement to the FDA or any other Governmental Authority that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(c) Except as could not reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities:

(i) the Products, as well as the business of the Loan Parties and their respective Subsidiaries, comply with (A) all applicable Laws, rules, regulations, orders, injunctions and decrees of the FDA, the DEA, and any other applicable Regulatory Agency, including, without limitation, all applicable requirements of the FDCA, the PHSA, the Controlled Substances Act, and similar state Laws, and (B) all Product Authorizations, Regulatory Authorizations, and all other Permits;

(ii) none of the Loan Parties or their respective Subsidiaries have received, and no Responsible Officer of any Loan Party has knowledge of, any inspection reports, warning letters, untitled letters, Safety Notices or similar documents with respect to any Product or any Product Development and Commercialization Activities, from any Regulatory Agency that assert lack of compliance with any applicable Laws, rules, regulations, orders, injunctions, or decrees;

(iii) none of the Loan Parties, or their respective Subsidiaries have received any written notice of, and no Responsible Officer of any Loan Party has knowledge of, any pending regulatory enforcement action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) with respect to the Products, and to the knowledge of any Responsible Officer of any Loan Party, there is no basis for any adverse regulatory action with respect to the Products or any Product Development and Commercialization Activities; and

(iv) (A) there have been no Safety Notices, (B) to the knowledge of any Responsible Officer of any Loan Party, there are no facts that could reasonably result in issuance of a Safety Notice, (C) the Loan Parties and/or their Subsidiaries have not received any written notice of, and no Responsible Officer of any Loan Party has knowledge of, any criminal, injunctive, seizure, detention or civil penalty actions that have at any time been commenced or threatened in writing by any Regulatory Agency with respect to or in connection with any Products, or any consent decrees (including plea agreements) which relate to any Products, and (D) to the knowledge of any Responsible Officer of any Loan Party, there is no basis for the commencement for any criminal injunctive, seizure, detention or civil penalty actions by any Regulatory Agency relating to the Products or for the issuance of any consent decrees. None of the Loan Parties or their respective Subsidiaries nor, to the knowledge of any Responsible Officer of any Loan Party, any of their respective suppliers is employing or utilizing the services of any individual who has been convicted of any crime or engaged in any conduct for which debarment or temporary suspension under any applicable Law, rule or regulation is warranted.

(d) Except as set forth on Schedule 6.25(d) to the Disclosure Letter, the Borrower and its Subsidiaries have not received any written communication from any Regulatory Agency regarding, and, to the knowledge of any Responsible Officer of any Loan Party, there are no facts or circumstances that are reasonably likely to give rise to (A) any material adverse change in any Material Regulatory Authorization, or any failure to materially comply with any applicable Laws or any term or requirement of any Regulatory Authorization or (B) any revocation, withdrawal, suspension, cancellation, material limitation, termination or material adverse modification of any Material Regulatory Authorization.

(e) Except as could not reasonably be expected, either alone or in the aggregate, to result in a Material Adverse Effect, all studies, tests, preclinical trials and clinical trials conducted by or on behalf of any Loan Party or any of its respective Subsidiaries with respect to any Product have been conducted in compliance with applicable Laws, including cGCPs. Except as set forth on Schedule 6.25(e) to the Disclosure Letter, none of the Loan Parties or their respective Subsidiaries has received from the FDA or other applicable Regulatory Agency any notices or correspondence alleging any material non-compliance with applicable Laws or requiring the termination, suspension, material adverse modification or clinical hold of any studies, tests or clinical trials in any material respect with respect to or in connection with the Products.

(f) With respect to Products, except as could not reasonably be expected, either alone or in the aggregate, to result in a Material Adverse Effect, (i) all activities by the Loan Parties and their respective Subsidiaries relating to the Products have been conducted, and are currently being conducted, in compliance with applicable Laws and the requirements of all applicable Regulatory Agencies, including, without limitation, cGMPs, adverse event reporting requirements, and state and federal requirements relating to the handling of controlled substances and (ii) none of the Loan Parties or their respective Subsidiaries has received written notice or are aware of a threat of commencement of action by any Governmental Authority to initiate any action against the Borrower or a Subsidiary, any action to enjoin the Borrower or a Subsidiary, its officers, directors, employees, or its agents and Affiliates, from conducting its business at any facility owned or used by the Borrower or a Subsidiary or for any civil penalty, injunction, seizure or criminal action. No Product in the inventory of the Loan Parties or their respective Subsidiaries is adulterated or misbranded. All labels and labeling (including package inserts) and product information are in material compliance with applicable FDA and other Regulatory Agency requirements, and the Products are in material compliance with all classification, registration, listing, marking, tracking, reporting, recordkeeping and audit requirements of the FDA, the DEA, and any other Regulatory Agency. No Product is an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA.

(g) Except as could not reasonably be expected, either alone or in the aggregate, to result in a Material Adverse Effect, all manufacturing facilities owned or operated by the Loan Parties and their respective Subsidiaries are and have been operated in compliance with cGMPs and all other applicable. Except as set forth on Schedule 6.25(g) to the Disclosure Letter, the FDA has not issued any Form 483, warning letter, or untitled letter with respect to any such facility or any Product manufactured in any such facility, or otherwise alleged any material non-compliance with cGMPs or other applicable Laws.

(h) The Borrower has made available to the Administrative Agent all material adverse event reports and communications to or from the FDA (if any) and other relevant Regulatory Agencies, including material inspection reports, warning letters, Safety Notices, untitled letters, and material reports, studies and other correspondence, other than opinions of counsel that are attorney-client privileged, with respect to regulatory matters relating to the Loan Parties and their respective Subsidiaries, the conduct of their business, the operation of any manufacturing facilities owned or operated by the Loan Parties and their respective Subsidiaries, and the Products.

(i) Neither the Borrower nor any Subsidiary has experienced any significant failures in the manufacturing of any Product that either resulted in a Material Adverse Effect or, if such failure occurred again, could reasonably be expected to have a Material Adverse Effect.

(j) Except as set forth on Schedule 6.25(j) to the Disclosure Letter, none of the Products has been since April 10, 2015 or is currently the subject of any legal proceeding that could reasonably be expected to result in a judgment in excess of the Threshold Amount, and which claims that any Product, or its use, is defective or has resulted in or proximately caused any injury to any Person or property.

(k) No Loan Party nor any of its Subsidiaries has received any notice from the United States Department of Justice, any U.S. Attorney, any State Attorney General, or other similar federal, state, or foreign Governmental Authority alleging any violation of the Federal Anti-kickback Statute, the Federal False Claims Act, the Foreign Corrupt Practices Act, any federal Law, or state or foreign Law. No Loan Party nor any of its respective Subsidiaries is aware of any conduct that reasonably could be interpreted as a violation of any such law.

(l) The transactions contemplated by the Loan Documents (or contemplated by the conditions to effectiveness of any Loan Document) will not impair the Loan Parties’ ownership of or rights under (or the license or other right to use, as the case may be) any Material Regulatory Authorizations relating to the Products in any material manner.

(m) No Loan Party nor any of its Subsidiaries is enrolled in or currently receives payments from any federal or state government or private healthcare reimbursement program or has ever been terminated from any federal or state government or private healthcare reimbursement program (including Medicare or Medicaid) or otherwise had its rights to receive payments from any government or private healthcare reimbursement program adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party.

(n) Except as set forth on Schedule 6.25(n) to the Disclosure Letter, no Loan Party nor any of its Subsidiaries nor, to the knowledge of any Responsible Officer of any Loan Party, any individual who is currently, or has been since April 10, 2015, an officer, director, manager, or employee of any Loan Party or any of its respective Subsidiaries, has been convicted of, charged with, or, to the knowledge of any Responsible Officer of any Loan Party, investigated for any federal or state health program-related offense or any other offense related to healthcare or been terminated, excluded or suspended from participation in any such program, or has been convicted of, charged with or, to the knowledge of any Loan Party or Subsidiary, investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Regulatory Agency related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. None of the Loan Parties nor any of their respective Subsidiaries nor, to the knowledge of any Responsible Officer of any Loan Party, any individual who is an officer, director or employee of any Loan Party or any of its respective Subsidiaries has been convicted or charged with any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion under 21 U.S.C. Section 335a or any other applicable Law, including without limitation exclusion from any government healthcare program, and no debarment or exclusion proceedings or, the knowledge of any Responsible Officer of any Loan Party, investigations in respect of the business of any Loan Party or any of its respective Subsidiaries are pending or, the knowledge of any Responsible Officer of any Loan Party, threatened against any Loan Party or any of its respective Subsidiaries, or, to the knowledge of any Responsible Officer of any Loan Party, any individual who is an officer, director, manager or employee of any Loan Party or any of its respective Subsidiaries.

(o) All material Products as of the Closing Date are listed on Schedule 1.01 to the Disclosure Letter. The Borrower has delivered to the Administrative Agent on or prior to the Closing Date copies of all Material Regulatory Authorizations relating to such Products issued or outstanding as of the Closing Date; provided, that, if after the Closing Date, the Borrower or any Subsidiary wishes to manufacture, sell, develop, test or market any new Product, the Borrower shall promptly provide to the Administrative Agent an updated copy of Schedule 1.01 to the Disclosure Letter and copies of all Material Regulatory Authorizations relating to such new Product and/or the Borrower’s or such Subsidiary’s manufacture, sale, development, testing or marketing thereof issued or outstanding; and provided, further, that, if the Borrower and/or any

Subsidiary shall at any time obtain any new or additional Material Regulatory Authorizations from the FDA or foreign counterparts of the FDA, with respect to any material Product which has previously been disclosed to Administrative Agent, the Borrower shall promptly give written notice to Administrative Agent of such new or additional Material Regulatory Authorizations, along with a copy thereof.

6.26 Labor Matters.

There are no existing or threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, hours worked by and payment made to employees of the Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.27 EEA Financial Institution.

Neither any Loan Party nor any Subsidiary is an EEA Financial Institution.

6.28 Regulation H.

No real property subject to a Mortgage is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such real property subject to a Mortgage is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders and (c) such other flood hazard determination forms, notices and confirmations thereof as reasonably requested by the Administrative Agent. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

6.29 Meloxicam IV/IM Assets and Liabilities.

Schedule 6.29 to the Disclosure Letter sets forth as of the Closing Date all of the material assets of the Borrower and its Subsidiaries related to Meloxicam IV/IM and all material liabilities related thereto (collectively, the “Meloxicam IV/IM Assets and Liabilities”).

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01 Financial Statements.

Deliver to the Administrative Agent (for further distribution to each Lender):

(a) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG or an independent certified public accountant of nationally or regionally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (except to the extent any such qualification results solely from a current maturity of the Loans) or any qualification or exception as to the scope of such audit; and

(b) as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent (for further distribution to each Lender):

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b) (commencing with the fiscal period ending December 31, 2017), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower (in each case, which is a Responsible Financial Officer of the Borrower), certifying compliance with the covenants set forth in Section 8.16 and setting forth a calculation of the Consolidated Debt to Revenues Ratio, in each case, for the four fiscal quarter period covered thereby;

(b) as soon as practicable, and in any event not later than thirty (30) days after the commencement of each fiscal year of the Borrower, beginning with the fiscal year commencing January 1, 2017, an annual business plan and budget of the Borrower and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication (other than those that are administrative or ministerial in nature) sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Financial Officer of the Borrower containing information regarding the amount of all Dispositions and Involuntary Dispositions, in each case, the Net Cash Proceeds of which exceed $1,000,000, all Debt Issuances, all Extraordinary Receipts the Net Cash Proceeds of which exceed $1,000,000 and all Acquisitions that occurred during the period covered by such financial statements;

(e) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(f) promptly after the furnishing thereof, copies of any statement or report (other than those that are administrative or ministerial in nature) furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement evidencing an aggregate principal amount outstanding in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, (i) copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry (which could reasonably be expected to lead to an investigation) by such agency regarding financial or other operational results of any Loan Party or any Subsidiary and (ii) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body;

(h) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Investment Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Financial Officer of the Borrower (i) listing (A) all applications with the United States Copyright Office or the United States Patent and Trademark Office by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters patent by the United States Copyright Office or the United States Patent and Trademark Office on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) any license of Material Intellectual Property entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) with respect to any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements, such information with respect to such insurance coverage as is required to be included on Schedule 6.10 to the Disclosure Letter; and

(j) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of the findings of any inspections of any manufacturing facilities of any Loan Party, any Subsidiary or any Third Party suppliers of any Loan Party or any Subsidiary by any Governmental Authority (including any Form 483s and warning letters).

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) with respect to documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(a), (b), (d) or (i), the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices.

(a) Promptly (and in any event, within three (3) Business Days after a Responsible Officer of any Loan Party obtains knowledge thereof) notify the Administrative Agent of the occurrence of any Default.

(b) Promptly (and in any event, within five (5) Business Days after a Responsible Officer of any Loan Party obtains knowledge thereof) notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Promptly (and in any event, within ten (10) Business Days) notify the Administrative Agent of the occurrence of any ERISA Event.

(d) Promptly (and in any event, not later than the next date on which a Compliance Certificate is required to be delivered pursuant to Section 7.02(a)) notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

(e) Promptly (and in any event, within seven (7) Business Days after a Responsible Officer of any Loan Party obtains knowledge thereof) notify the Administrative Agent of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower which has been instituted or, to the knowledge of any Responsible Officer of any Loan Party, is threatened against the Borrower or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f) Promptly (and in any event within five (5) Business Days) notify the Administrative Agent of the payment by the Borrower or any Subsidiary of (i) the Alkermes Milestone Payment and (ii) the Second Alkermes Milestone Payment.

(g) Promptly (and in any event within five (5) Business Days) notify the Administrative Agent after (i) the Borrower enters into a new Material Contract or (ii) an existing Material Contract is amended or terminated, except to the extent such entry into, or amendment or termination of, a Material Contract is disclosed in a public filing made with the SEC.

Each notice pursuant to this Section 7.03(a) through (g) shall be accompanied by a statement of a Responsible Financial Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Investment Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge, as the same shall become due and payable, (a) all its federal and state income and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens).

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05.

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization or incorporation, as the case may be (to the extent applicable under such Laws), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and casualty and condemnation events excepted), except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have (i) a material adverse impact on any Product Development and Commercialization Activities or (ii) a Material Adverse Effect.

(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b) Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c) Subject to Section 7.21, cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, with respect to any such insurance providing property coverage, and/or additional insured with respect to any such insurance providing liability coverage, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be canceled. So long as no Event of Default shall have occurred and be continuing, subject to Section 2.03(b), the Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of the Borrower and its Subsidiaries (and the Administrative Agent shall promptly remit to the Borrower any proceeds with respect to such insurance received by it).

(d) Promptly notify the Administrative Agent of any real property subject to a Mortgage that is, or becomes, a Flood Hazard Property.

7.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as a representative of the Borrower is provided a reasonable opportunity to participate in any such discussion with such accountants), all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, however, so long as no Event of Default exists, only the Administrative Agent may exercise rights under this Section 7.10 and the Administrative Agent shall not exercise such rights more often than one (1) time in any fiscal year (excluding any such visits during the continuance of an Event of Default); provided, further, however, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Loans (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries, (b) to support the development and commercialization of Meloxicam IV/IM and other pipeline products and (c) for other general corporate purposes, provided, that, in no event shall the proceeds of the Loans be used in contravention of any Investment Document.

7.12 Additional Subsidiaries.

Within thirty (30) days (or such longer period as the Administrative Agent shall agree in it is sole discretion) after the acquisition or formation of any Subsidiary:

(a) notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization or incorporation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b) if such Subsidiary is a Wholly Owned Domestic Subsidiary (other than a Foreign Subsidiary Holding Company), cause such Person to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) except as could not reasonably be expected to have a Material Adverse Effect, maintain each Plan in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, and (b) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

7.14 Pledged Assets.

(a) Equity Interests. Subject to Section 7.21, cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than any Foreign Subsidiary Holding Company) directly owned by a Loan Party and (ii) 65% (or such greater percentage that, due to a change in an applicable Law after the Closing Date, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or such Foreign Subsidiary Holding Company as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s or such Foreign Subsidiary Holding Company’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary and each Foreign Subsidiary Holding Company, in each case, directly owned by a Loan Party, in each case, to be subject at all times to a first priority (subject to Permitted Liens), perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel (if requested by the Administrative Agent in connection with the entering into of a Collateral Document in connection with any such pledge) and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Other Property. Subject to Section 7.21, cause all property (other than Excluded Property) of each Loan Party to be subject at all times to first priority (subject to Permitted Liens), perfected and, in the case of owned real property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to (and subject to the limitations and exceptions set forth in) the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date (with respect to which (x) the Administrative Agent’s Lien does not automatically attach under then-existing Collateral Documents or (y) the then-existing Collateral Documents do not automatically create a Lien in favor of the Administrative Agent), such other additional security documents as the Administrative Agent shall request and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, and favorable opinions of counsel to such Person (if requested by the Administrative Agent in connection with the entering into of a Collateral Document in connection with the granting of any such security interest), all in form, content and scope reasonably satisfactory to the Administrative Agent (it being understood that the Loan Parties shall have sixty (60) days (or such longer period as the Administrative Agent shall agree in its sole discretion) to comply with this Section 7.14(b) with respect to any owned real property acquired after the Closing Date (such period to be measured from the date of acquisition of such real property)).

7.15 Compliance with Material Contracts.

Comply in all material respects with each Material Contract of such Person.

7.16 Deposit Accounts.

(a) Within thirty (30) days (or such longer period as the Administrative Agent shall agree in its sole discretion) after the acquisition or establishment of any Deposit Account (other than any Excluded Account) by any Loan Party, provide written notice thereof to the Administrative Agent.

(b) Subject to Section 7.21, cause all Deposit Accounts of the Loan Parties (other than Excluded Accounts) at all times to be subject to Deposit Account Control Agreements, in each case in form and substance satisfactory to the Administrative Agent (it being understood that the Loan Parties shall have sixty (60) days (or such longer period as the Administrative Agent shall agree in its sole discretion) to comply with this Section 7.16(b) with respect to any Deposit Account acquired or established after the Closing Date (such period to be measured from the date of acquisition or establishment)).

7.17 Products and Key Permits.

(a) With respect to all Products, obtain, maintain and preserve, comply with in all material respects (except where the failure to so comply could not reasonably be expected to result in the loss thereof), and take all necessary action to timely renew, all Key Permits.

(b) (i) Maintain or cause to be maintained each Permit, including each Key Permit, from, or file any notice or registration in, each jurisdiction in which any Loan Party or any Subsidiary or licensee is required to obtain any Permit or Regulatory Authorization or file any notice or registration, in each case, that is necessary and material for the sale and distribution of the Products, it being understood that this Section 7.17(b) does not concern Permits required to be maintained by customers of the Borrower or any of its Affiliates for any research, development, design, investigation, manufacture, marketing or distribution conducted or sponsored by such customer of the Borrower or any of its Affiliates of any finished product that is a combination of any Product with any drugs of such customers, and (ii) upon request, promptly provide evidence of same to the Administrative Agent.

7.18 Consent of Licensors.

At the end of each fiscal month after entering into or becoming bound by any Material Contract or any inbound license or agreement (other than (i) over-the-counter software that is commercially available to the public and (ii) any license of or agreement relating to Intellectual Property that is not Material Intellectual Property) after the Closing Date: (a) provide written notice to the Administrative Agent of the material terms of such Material Contract, license or agreement if (x) the actions described in clause (b) below would need to be taken with respect to such Material Contract, license or agreement if requested by the Administrative Agent or (y) the entering into or becoming bound by such Material Contract, license or agreement has not been previously disclosed in a public filing made with the SEC, in each case with a description of its anticipated and projected impact on such Person’s business and financial condition; and (b) take such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted and perfect a valid security interest in such Material Contract, license or agreement and to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such Material Contract, license or agreement.

7.19 Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions which are applicable to such Person and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.20 Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.

(a) With respect to the Products, (i) maintain in full force and effect all Material Regulatory Authorizations, and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, all other contract rights, authorizations or other rights necessary or material for the operations of its business, and comply with the terms and conditions applicable to the foregoing; (ii) notify the Administrative Agent, promptly after a Responsible Officer of any Loan Party has knowledge thereof, of any Safety Notices with respect to any Product or manufacturing facility owned or operated by any Loan Party or its respective Subsidiaries, or any basis for undertaking or issuing any such action or item, in each case, that could reasonably be expected to have a material effect on any Product Development and Commercialization Activities; (iii) design, manufacture, store, transport, label, sell, market, and distribute all Products in compliance with applicable Laws, including without limitation, cGMPs, the FDCA, the PHSA, the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (iv) conduct all studies, tests and clinical trials relating to the Products in accordance with all cGCPs, and other applicable Laws, except where the failure to do so could not reasonably be expected to have a material effect on any Product Development and Commercialization Activities; (v) operate all manufacturing facilities in material compliance with applicable Laws, including without limitation, cGMPs, the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material effect on any Product Development and Commercialization Activities; (vi) maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material Intellectual Property owned or controlled by such Loan Party or its respective Subsidiaries, excluding the maintenance of Intellectual Property that in the commercially reasonable business judgment of the Borrower is not necessary or material for either (x) the conduct of the business of any Loan Party or its Subsidiaries or (y) any material Product Development and Commercialization Activities associated with any Product; (vii) notify the Administrative Agent, promptly after any Responsible Officer of any Loan Party has knowledge thereof, of any Infringement or other violation by any Person of its Material Intellectual Property; (viii) use commercially reasonable efforts to pursue, enforce, and maintain in full force and effect legal protection (except as Borrower may otherwise determine in its reasonable business judgment) for all Material Intellectual Property developed or controlled by such Loan Party or any of its respective Subsidiaries; and (ix) notify the Administrative Agent, promptly after any Responsible Officer of any Loan Party has knowledge thereof, of any claim by any Person that the conduct of such Loan Party’s or such Subsidiary’s business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person.

(b) Furnish to the Administrative Agent prompt written notice of the following after a Responsible Officer of any Loan Party has knowledge thereof:

(i) any notice that the FDA or other Governmental Authority is or is considering limiting, suspending or revoking any Material Regulatory Authorization, changing the market classification or labelling of or otherwise materially restricting the Products of any Loan Party or any of its Subsidiaries;

(ii) any Loan Party or any of its respective Subsidiaries being considered or becoming subject to any administrative or regulatory enforcement action, any non-routine FDA or EMA inspection or any non-routine inspection by any other Person, receipt of material inspectional observations (e.g., on FDA Form 483), warning letter, or notice of violation letter, or any product of any Loan Party or any of its respective Subsidiaries being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product; or

(iii) copies of any written recommendation received by a Loan Party or Subsidiary from any Governmental Authority that any Loan Party or any of its respective Subsidiaries, or any obligor to which any Loan Party or any of its respective Subsidiaries provides Products or services, should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed.

7.21 Post-Closing Obligations.

Within the time periods set forth therefor on Schedule 7.21 (or such longer periods of time as may be agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent such other documents, instruments, certificates or agreements as are listed on Schedule 7.21 or take such other actions as are described on Schedule 7.21, in each case in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 8.01 to the Disclosure Letter;

(c) Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts (i) not yet due and payable, (ii) if due, not overdue by more than thirty (30) days, (iii) that if overdue by more than thirty (30) days, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established or (iv) with respect to which the failure to make payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and (ii) Liens disclosed on any Mortgage that are reasonably acceptable to the Administrative Agent;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i) (i) Liens securing Indebtedness permitted under Section 8.03(e)(i), provided, that: (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (y) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s-length basis) of the property being acquired on the date of acquisition and (z) such Liens attach to such property concurrently with or within 180 days after the acquisition thereof and (ii) Liens securing Indebtedness permitted under Section 8.03(e)(ii) on any assets or property prior to the acquisition thereof and not created in contemplation of or in connection with such acquisition or Investment; provided, that, such Liens do not at any time encumber any assets or property other than the assets or property financed by such Indebtedness and, for the avoidance of doubt, such Liens do not apply to any other assets or property of the Borrower or any Subsidiary;

(j) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(k) (i) any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement and (ii) the filing of UCC financing statements solely as a precautionary measure with respect to operating leases in the ordinary course of business;

(l) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, in each case incurred in the ordinary course of business;

(m) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o) Permitted Licenses;

(p) Liens on cash collateral pledged to secure Indebtedness in respect of corporate credit cards permitted pursuant to Section 8.03(f);

(q) Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(r) pledges and deposits in the ordinary course of business securing liability to insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary (including obligations in respect of letters of credit or bank guarantees for the benefit of such insurance carriers);

(s) customary rights of first refusal, voting, redemption, transfer or other restrictions (including call provisions and buy-sell provisions), in each case, with respect to the Equity Interests of any joint venture or other Person that is not a Subsidiary;

(t) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; provided, that, such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement;

(u) to the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with a Permitted Acquisition or any other Investment permitted under Section 8.02 (other than by reference to this Section 8.01 (or any sub-clause hereof));

(v) Liens solely on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a Permitted Acquisition or any other Investment permitted under Section 8.02 (other than by reference to this Section 8.01 (or any sub-clause hereof));

(w) Liens solely on cash and Cash Equivalents securing Indebtedness permitted under Section 8.03(m), in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; and

(x) other Liens securing Indebtedness or other obligations, in an aggregate amount not to exceed $250,000 at any one time outstanding; provided, that, no such Lien shall secure any Indebtedness for borrowed money.

Notwithstanding anything in the foregoing to the contrary, neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien upon any property or assets constituting Meloxicam IV/IM Assets and Liabilities (other than (i) the reversion right of APIL pursuant to the Meloxicam Acquisition Agreement to the Assigned Reversion IP Assets (as defined in Exhibit E to the Meloxicam Acquisition Agreement), (ii) any Lien created pursuant to any Loan Document and (iii) non-consensual Liens permitted under Section 8.01).

8.02 Investments.

Make any Investments, except:

(a) Investments held by the Borrower or any Subsidiary in the form of cash or Cash Equivalents;

(b) Investments existing as of the Closing Date and set forth in Schedule 8.02 to the Disclosure Letter;

(c) Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d) (i) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (ii) Investments by Loan Parties in Subsidiaries that are not Loan Parties, in an aggregate amount not to exceed $1,000,000 at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (d)(ii) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom;

(e) (i) Permitted Acquisitions, (ii) Investments consisting of earnest money deposits in connection with Permitted Acquisitions and (iii) Investments held by a Person acquired or merged into the Borrower or any Subsidiary in connection with a Permitted Acquisition so long as such Investments were not made in contemplation of such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g) the Intercompany Irish Credit Facility;

(h) Investments consisting of the non-cash portion of the sales consideration received by the Borrower or any of its Subsidiaries in connection with any Disposition permitted under Section 8.05 (other than by reference to this Section 8.02 (or any sub-clause hereof));

(i) Investments consisting of travel advances and employee relocation loans, and other employee loans and advances to officers, directors and employees in the ordinary course of business, not to exceed $250,000 in the aggregate outstanding at any one time;

(j) Investments consisting of security deposits with utilities, landlords and other like Persons made in the ordinary course of business;

(k) to the extent constituting Investments, Investments consisting of the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(l) (i) the non-exclusive licensing of technology, the development of technology or the providing of technical support, in each case in connection with joint ventures or other strategic alliances, and (ii) to the extent constituting Investments, Permitted Transfers and Dispositions permitted by Section 8.05 (other than by reference to this Section 8.02 (or any sub-clause hereof));

(m) Investments constituting Swap Contracts permitted under Section 8.03; and

(n) other Investments not exceeding $250,000 in the aggregate at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (n) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

8.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and described on Schedule 8.03 to the Disclosure Letter and Permitted Refinancings thereof;

(c) intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e) (i) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (w) no Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect thereto, (x) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (y) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (other than by an amount equal to unpaid interest and premium thereon, and any underwriting discounts, fees, commissions and expenses associated with such refinancing) and (z) the total of all such Indebtedness incurred in reliance on this clause (i) for all such Persons taken together, together with the total of all Indebtedness assumed by the Borrower and its Subsidiaries in reliance on clause (ii) of this Section 8.03(e), shall not exceed an aggregate principal amount of $1,000,000 at any one time outstanding and (ii) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) assumed in connection with a Permitted Acquisition or other Investment permitted by Section 8.02, that was incurred to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (x) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (other than by an amount equal to unpaid interest and premium thereon, and any underwriting discounts, fees, commissions and expenses associated with such refinancing), (y) such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition or other Investment and (z) the total of all such Indebtedness assumed in reliance on this clause (ii) for all such Persons taken together, together with the total of all Indebtedness incurred by the Borrower and its Subsidiaries in reliance on clause (i) of this Section 8.03(e), shall not exceed an aggregate principal amount of $1,000,000 at any one time outstanding;

(f) Indebtedness in respect of obligations relating to corporate credit cards, purchase cards or bank card products, not to exceed $1,000,000 in the aggregate at any one time outstanding;

(g) Guarantees permitted by Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(h) Indebtedness in respect of any agreement providing for treasury, depositary, or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, securities settlements, assumed settlement, netting services, overdraft protections and other cash management and similar arrangements, in each case in the ordinary course of business; provided, that, any such Indebtedness is extinguished within thirty (30) days;

(i) advances or deposits in the ordinary course of business from customers, vendors or partners and, in each case, not constituting Indebtedness for borrowed money;

(j) Indebtedness (other than Indebtedness for borrowed money) issued or created in the ordinary course of business in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations;

(k) Indebtedness incurred as a result of endorsing negotiable instruments in the ordinary course of business;

(l) Indebtedness constituting Earn Out Obligations or obligations in respect of working capital adjustment requirements under the agreements used to consummate a Permitted Acquisition or other Investment permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(m) Indebtedness with respect to outstanding letters of credit, banker’s acceptances or similar instruments posted in the ordinary course of business in connection with the manufacturing of any Product or in connection with the supply chain related to any Product, in an aggregate amount (i.e., the aggregate stated amount of such letters of credit, banker’s acceptances and similar instruments) not to exceed $10,000,000 at any one time outstanding;

(n) Indebtedness of the type described in Section 8.01(f), not to exceed $250,000 in the aggregate at any one time outstanding; and

(o) other Indebtedness not otherwise permitted by the foregoing clauses of this Section 8.03, not to exceed $1,000,000 in the aggregate at any one time outstanding.

8.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided, that, the Borrower shall be the continuing or surviving Person, (b) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party (other than the Borrower), (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided, that, the continuing or surviving Person shall be such Loan Party or concurrently therewith become a Loan Party, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party, (e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party or solely in the case of a Subsidiary that is not a Loan Party, another Subsidiary that is not a Loan Party prior to or concurrently with such dissolution, liquidation or winding up, (f) in connection with any Permitted Acquisition or other Investment permitted under Section 8.02 (other than by reference to this Section 8.04 (or any sub-clause hereof)) the Borrower or any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect Wholly Owned Subsidiary (and, if such Subsidiary is a Domestic Subsidiary, a Wholly Owned Domestic Subsidiary), (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (iii) in the case of any such merger to which a Loan Party (other than the Borrower) is a party, the surviving Person is such Loan Party or concurrently therewith becomes a Loan Party, and (g) in connection with any Disposition permitted under Section 8.05 (other than by reference to this Section 8.04 (or any sub-clause hereof)) any Subsidiary that is not a Loan Party may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it to consummate such Disposition.

8.05 Dispositions.

Make any Disposition (which, for the avoidance of doubt, shall not include any Permitted Transfer) unless (a) the consideration paid in connection therewith shall be at least 75% cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Default or Event of Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, and (d) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $2,000,000.

8.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) each Subsidiary may make Restricted Payments to the Borrower and to any Subsidiary that owns Equity Interests of such Subsidiary (and, in the case of a Restricted Payment by a non-Wholly Owned Subsidiary to the Borrower and any such other Subsidiary, to each other owner of Equity Interests of such Subsidiary, based on their relative ownership interests);

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person (including in connection with a conversion of convertible securities pursuant to the terms thereof or in exchange therefor);

(c) (i) the Borrower may make cashless repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants of such Equity Interests to represent a portion of the exercise price of such options or warrants; and (ii) the Borrower may make redemptions, repurchases or other acquisitions of its Equity Interests in consideration of withholding or similar taxes payable by any present or former officer, employee, director or member of management, including deemed repurchases in connection with the exercise of stock options;

(d) the Borrower may make payments of cash in lieu of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or in connection with exercises or conversions of options, warrants and other convertible securities; and

(e) the Borrower may distribute rights to purchase its Qualified Capital Stock pursuant to any shareholder rights plan and redeem such rights for nominal consideration in accordance with the terms of such shareholder rights plan.

8.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or which constitutes a reasonable extension or expansion thereof.

8.08 Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) (i) transactions solely among Loan Parties and (ii) transactions solely among Subsidiaries that are not Loan Parties, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, 8.03, 8.04, 8.05 or 8.06 (in each case, other than by reference to this Section 8.08 (or any sub-clause hereof)), (d) normal and reasonable compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reimbursement of expenses of officers and directors in the ordinary course of business, (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s-length transaction with a Person other than an officer, director or Affiliate and (f) transactions set forth on Schedule 8.08 to the Disclosure Letter.

8.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (a) make Restricted Payments to any Loan Party, (b) pay any Indebtedness or other obligations owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) transfer any of its property to any Loan Party, (e) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) in the case of the Borrower or any Wholly Owned Domestic Subsidiary, act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) through (e) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided, that, any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any agreement entered into in the ordinary course of business, (6) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.02 and applicable solely to the assets of such joint ventures, so long as such provisions and restrictions remain in effect, and (7) restrictions or encumbrances in any agreement in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

8.10 Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Prepayment of Junior Debt.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Junior Debt of any Loan Party or any Subsidiary (other than (i) intercompany Indebtedness of the Borrower and its Subsidiaries permitted by Section 8.03 and (ii) unsecured Indebtedness incurred in reliance on Section 8.03(d), Section 8.03(f) or Section 8.03(k)) or make any payment in violation of any subordination provision applicable to such Junior Debt.

8.12 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b) Change its fiscal year without the prior written consent of the Administrative Agent.

(c) Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of incorporation or organization or form of incorporation or organization.

(d) Amend, supplement, waive or otherwise modify, or enter into any forbearance from exercising any rights with respect to, any Material Contract or any document or other agreement evidencing Indebtedness in excess of the Threshold Amount, in each case in a manner materially adverse to the Lenders.

8.13 Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (b) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.

8.14 Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15 Sanctions; Anti-Corruption Laws.

(a) Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (and which would result in a violation of Sanctions), or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

(b) Directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Borrower and its Subsidiaries.

8.16 Financial Covenants.

(a) Liquidity. Permit Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent shall have received a Deposit Account Control Agreement to be less than $7,000,000 as of the end of any fiscal month of the Borrower; provided, that, if the Term B-2 Borrowing occurs and Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent has received a Deposit Account Control Agreement immediately prior to such Term B-2 Borrowing is less than $30,000,000, then the foregoing reference in this clause (a) to $7,000,000 shall be deemed to be $12,000,000 until such date as the Second Alkermes Milestone Payment is paid, after which date such reference to $7,000,000 shall be restored.

(b) Consolidated Debt to Revenues Ratio. Permit the Consolidated Debt to Revenues Ratio as of the end of any fiscal quarter of the Borrower to be greater than (i) prior to the Term B-2 Funding Date, 1.30 to 1.00 and (ii) from and after the Term B-2 Funding Date, for any fiscal quarter ending (x) on or before December 31, 2019, 2.00 to 1.00, and (y) after December 31, 2019, the ratio set forth below opposite the day on which such fiscal quarter ends:

Last Day of Fiscal Quarter	Ratio
March 31, 2020	1.875
June 30, 2020	1.750
September 30, 2020	1.625
December 31, 2020	1.500
March 31, 2021	1.375
June 30, 2021	1.250
September 30, 2021	1.125
December 31, 2021	1.000
March 31, 2022	0.875
June 30, 2022	0.750
September 30, 2022	0.625

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan, or any prepayment premium or fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Investment Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 7.03(a), 7.05(a) (solely as to any Loan Party), 7.10, 7.11, 7.12, 7.14(a) or 7.17 or Article VIII or (ii) any of Section 7.01, 7.02(a) or 7.02(b), and, solely in the case of this clause (ii), such failure is not remedied within five (5) Business Days thereafter; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Investment Document on its part to be performed or observed and such failure continues for thirty days after the earlier of the date on which (i) a Responsible Officer of any Loan Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Investment Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), but only after the expiration of any grace period applicable thereto, in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that, clause (i)(B) above shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents governing such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails to generally pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) such judgment or order shall not have been vacated or discharged or stayed pending appeal within thirty (30) calendar days from entry; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Material Adverse Effect. There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l) Change of Control. There occurs any Change of Control; or

(m) Invalidity of Subordination Provisions. Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n) Injunction. Any court order enjoins, restrains, or prevents any Loan Party or any Subsidiary from conducting any material part of the business of the Borrower and its Subsidiaries (taken as a whole); or

(o) Key Permit Events. Any Key Permit or any Loan Party’s or any Subsidiary’s material rights or interests thereunder is terminated or amended in any manner adverse to such Loan Party or its applicable Subsidiary and such termination or amendment either cannot be cured or cannot be cured within a reasonable time frame, not to exceed forty-five (45) days; or

(p) Regulatory Matters. If any of the following occurs: (i) the FDA, CMS, EMA, DEA, or any other Governmental Authority (A) issues a letter or other communication asserting that any material Product lacks a required Material Regulatory Authorization or (B) initiates an enforcement action against, or issues a warning letter or takes any other action with respect to, any Loan Party or any of its respective Subsidiaries, or any of its material Products or the manufacturing facilities therefor, in each such case described in this clause (i), that causes such Loan Party or its applicable Subsidiary to discontinue or suspend marketing or withdraw any of its material Products, or causes a delay in the manufacture or offering of any of its material Products, which discontinuance, withdrawal or delay continues for more than forty-five (45) days; (ii) a recall which could reasonably be expected to result in liability to any Loan Party or any of its respective Subsidiaries, the incurrence of which could reasonably be expected to have a Material Adverse Effect; or (iii) any Loan Party or any of its respective Subsidiaries enters into a settlement agreement with the FDA, CMS, EMA, DEA, or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, the incurrence of which could reasonably be expected to have a Material Adverse Effect; or

(q) Key Person Event. Any or all of the Key Persons (or any replacement therefor appointed in accordance with this Section 9.01(q)) ceases to be employed full time by the Borrower and actively working in his or her respective office set forth opposite his or her name in the definition of “Key Persons” in Section 1.01 hereof, unless within 180 days (or such longer period of time as the Administrative Agent shall approve in its sole discretion, such approval not to be unreasonably withheld so long as the Borrower is diligently conducting its search) after such individual ceases to be employed full time and actively working, the Borrower hires a replacement that is either (i) acceptable to the Required Lenders (such acceptance not to be unreasonably withheld) or (ii) a Permitted Successor; or

(r) Material Covered Agreements. Any Loan Party or any Subsidiary breaches any Material Covered Agreement, which breach permits (or could be reasonably expected to permit) the counterparty to terminate such Material Covered Agreement if such breach is not cured within the applicable cure period, and such breach continues uncured for more than the applicable cure period specified in the relevant agreement.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the prepayment premium required by Section 2.03(d) and the exit fee required by Section 2.07(b) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any prepayment premium required by Section 2.03(d) and any exit fee required by Section 2.07(b) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing. The prepayment premium required by Section 2.03(d) and the exit fee required by Section 2.07(b) shall also be payable and any discount on the Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM, EXIT FEE AND ANY DISCOUNT ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees that (i) the prepayment premium required by Section 2.03(d), the exit fee required by Section 2.07(b) and any discount on the Loans provided for herein is reasonable and is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the prepayment premium required by Section 2.03(d), the exit fee required by Section 2.07(b) and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the prepayment premium required by Section 2.03(d), the exit fee required by Section 2.07(b) and any discount on the Loans, and (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the prepayment premium required by Section 2.03(d), the exit fee required by Section 2.07(b) and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans hereunder.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, prepayment premium and exit fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on, and prepayment premium and exit fees with respect to, the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Athyrium Opportunities III Acquisition LP, a Delaware limited partnership, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. Except for the rights of the Borrower under Section 10.06, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan

Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06 Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default under Section 9.01(a), 9.01(f) or 9.01(g) has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default under Section 9.01(a), 9.01(f) or 9.01(g) has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default under Section 9.01(a), 9.01(f) or 9.01(g) has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09 Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.10 Appointment of Administrative Agent as Security Trustee.

For the purposes of the Irish Share Charge, the following additional provisions shall apply, in addition to the provisions set out in this Article X or otherwise under this Agreement

(a) The Secured Parties appoint the Administrative Agent to hold the security interests constituted by the Irish Share Charge on trust for the Secured Parties on the terms of the Loan Documents and the Administrative Agent accepts that appointment.

(b) Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of, nor shall the Administrative Agent have any duty or responsibility to, any Loan Party.

(c) The Administrative Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.

(d) Subject to Section 10.05, the Administrative Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the Irish Share Charge and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such Delegate or sub-delegate.

(e) The Administrative Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Administrative Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Administrative Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Administrative Agent by the Irish Share Charge as may be conferred by the instrument of appointment of that person.

(f) The Administrative Agent shall notify the Lenders and the Borrower of the appointment of each Appointee (other than a Delegate).

(g) The Administrative Agent may pay reasonable remuneration to any Delegate or Appointee, together with any documented and out-of-pocket costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Administrative Agent.

(h) Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Administrative Agent (in its capacity as security trustee) under the Irish Share Charge, and each reference to the Administrative Agent (where the context requires that such reference is to the Administrative Agent in its capacity as security trustee) in the provisions of the Irish Share Charge which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(i) Each Secured Party confirms its approval of the Irish Share Charge and authorizes and instructs the Administrative Agent: (i) to execute and deliver the Irish Share Charge; (ii) to exercise the rights, powers and discretions given to the Administrative Agent (in its capacity as security trustee) under or in connection with the Irish Share Charge together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Administrative Agent (in its capacity as security trustee) on behalf of the Secured Parties under the Irish Share Charge.

(j) The Administrative Agent may accept without inquiry the title (if any) which any Person may have to the Charged Property.

(k) Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by the Irish Share Charge and accordingly authorizes: (i) the Administrative Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (ii) the Land Registry (or other relevant registry) to register the Administrative Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(l) Except to the extent that the Irish Share Charge or the other Loan Documents otherwise requires, any moneys which the Administrative Agent receives under or pursuant to the Irish Share Charge may be: (i) invested in any investments which the Administrative Agent selects and which are authorized by applicable law; or (ii) placed on deposit at any bank or institution (including the Administrative Agent) on terms that the Administrative Agent thinks fit, in each case in the name or under the control of the Administrative Agent, and the Administrative Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(m) On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Administrative Agent shall (at the cost of the Loan Parties) execute any release of the Irish Share Charge or other claim over that Charged Property or take any other action that the Administrative Agent considers desirable.

(n) The Administrative Agent shall not be liable for (i) any defect in or failure of the title (if any) which any Person may have to any assets over which security is intended to be created by an Irish Share Charge; (ii) any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by an Irish Share Charge; (iii) the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or any shortfall which arises on enforcing an Irish Share Charge.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a) no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02, Section 5.03 or Section 5.04 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premiums, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii) reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v) except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby, except to the extent the release of any Collateral is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone);

(vi) release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone); and

(b) unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein, the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any factual or typographical error, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Lenders, extend an additional Lien over additional property for the benefit of the Lenders or join additional Persons as Loan Parties.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them in accordance with Section 11.04 from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and of a single local counsel to the Administrative Agent and its Affiliates (taken as a whole) in each relevant material jurisdiction), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Investment Documents and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Investment Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders (taken as a whole), and, of a single local counsel to the Administrative Agent and the Lenders (taken as a whole) in each relevant material jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional primary firm of counsel for all such affected parties (taken as a whole) and one additional firm of counsel for all such affected parties (taken as a whole) in each relevant material jurisdiction)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Investment Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees (taken as a whole), and, of a single local counsel to the Indemnitees (taken as a whole) in each relevant material jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional primary firm of counsel for all such affected parties (taken as a whole) and one additional firm of counsel for all such affected parties (taken as a whole) in each relevant material jurisdiction)) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Investment Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Investment Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee, or (B) a claim brought by any Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, or (iii) arise solely from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as Administrative Agent, or any similar role under this Agreement or any other Loan Document) that does not involve any act or omission of the Borrower or any of its Affiliates. This Section 11.04(b) shall not apply with respect to (x) Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any third party claim or any other non-Tax claim and (y) yield protection matters covered by Section 3.02, which shall be governed exclusively by Section 3.02.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(b).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Loan Parties, the Administrative Agent, any Lender, any other party hereto or any Indemnitee shall assert, and each such Person hereby waives and acknowledges that no other Person shall have, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Investment Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, that, the foregoing shall in no event limit the indemnification obligations of the Loan Parties under clause (b) above to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which such Indemnitee is otherwise entitled to indemnification hereunder. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this

Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments under any Facility and the Loans at the time owing to it (in each case with respect to any Facility)); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment with respect to any Facility and/or the Loans with respect to any Facility at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans with respect to any Facility of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 9.01(a), 9.01(f) or 9.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption. The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Lender)) and Section 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.05 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.05 with respect to any Participant. To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of, and not disclose, the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information prior to such disclosure and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case the disclosing party agrees, to the extent permitted by law, rule or regulation and reasonably practicable, to promptly inform the Borrower, except with respect to any audit or examination conducted by bank accountants or any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, that, (x) prior to any disclosure under this clause (c), the Administrative Agent or such Lender agrees to endeavor to provide the Borrower with prior notice thereof to the extent that the Administrative Agent or such Lender is permitted to provide such prior notice to the Borrower pursuant to the terms of applicable laws and regulations or such subpoena or legal process, as the case may be, and (y) any disclosure under this clause (c) pursuant to subpoena or similar legal process shall be limited solely to that portion of the Information as may be specifically compelled by such subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who is not, to the knowledge of the Administrative Agent or such Lender, in breach of any obligation of confidentiality to any Loan Party or Subsidiary with respect to such Information.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of, and not disclose, Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised a commercially reasonable degree of care to maintain the confidentiality of such Information.

11.08 Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Investment Document, the interest paid or agreed to be paid under the Investment Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Investment Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

11.12 Severability.

If any provision of this Agreement or the other Investment Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Investment Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.05, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a) such Lender shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than prepayment premium and exit fees) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (y) the prepayment premium required by Section 2.03(d) and the exit fee required by Section 2.07(b), in each case, from the Borrower, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Loans on the effective date of such assignment; and

(b) such assignment does not conflict with applicable Laws;

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination.

Notwithstanding anything to the contrary set forth herein, the failure by any Lender replaced pursuant to this Section 11.13 to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT (EXCEPT, AS TO ANY OTHER INVESTMENT DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER

JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER INVESTMENT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17 USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Investment Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Athyrium, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, Athyrium and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Investment Documents; (b)(i) the Administrative Agent, Athyrium and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Investment Documents; and (c) the Administrative Agent, Athyrium and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, Athyrium nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, Athyrium or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

11.20 Collateral and Guaranty Release.

Upon the request of the Borrower, the Administrative Agent agrees to execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request, in each case in accordance with the terms of the Loan Documents and this Section 11.20:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (ii) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents.

The Administrative Agent will promptly, in connection with the foregoing, at the Borrower’s expense, and the Lenders hereby authorize the Administrative Agent to, deliver to the applicable Loan Party any Collateral in the Administrative Agent’s possession following the release of such Collateral pursuant to the terms hereof.

SCHEDULE 2

Amended Fee Letter

(See Attached.)

SCHEDULE 2

ATHYRIUM OPPORTUNITIES III ACQUISITION LP

c/o Athyrium Capital Management, LP

530 Fifth Avenue, Floor 25

New York, NY 10036

November 17, 2017

Recro Pharma, Inc.

490 Lapp Road

Malvern, PA 19355

Re: $100,000,000	Senior Secured Credit Facilities

Ladies and Gentlemen:

This letter agreement (this “Fee Letter”) is delivered to Recro Pharma, Inc. (“you” or the “Borrower”) in connection with that certain Credit Agreement of even date herewith (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among you, the Guarantors, the Lenders from time to time party thereto, and Athyrium Opportunities III Acquisition LP, as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms shall have the same meanings as specified therefor in the Credit Agreement. In connection with, and in consideration of the agreements contained in, the Credit Agreement, you agree with the Administrative Agent as follows:

1. Closing Date Closing Fee. You will pay to the Administrative Agent, for its own account, a $1,600,000 closing fee (the “Closing Date Closing Fee”). The Closing Date Closing Fee shall be earned, due and payable in full on the Closing Date.

2. Term B-1 Facility Funding Date Closing Fee. You will pay to the Administrative Agent, for the account of the Lenders, a $200,000 closing fee (the “Term B-1 Facility Funding Date Closing Fee”). The Term B-1 Facility Funding Date Closing Fee shall be earned, due and payable in full on the First Amendment Effective Date.

3. Term B-2 Facility Funding Date Closing Fee. You will pay to the Administrative Agent, for the account of the Lenders, a $300,000 closing fee (the “Term B-2 Facility Funding Date Closing Fee”). The Term B-2 Facility Funding Date Closing Fee shall be earned, due and payable in full on the Term B-2 Funding Date.

4. Term C Facility Funding Date Closing Fee. You will pay to the Administrative Agent, for the account of the Lenders, a $300,000 closing fee (the “Term C Facility Funding Date Closing Fee”). The Term C Facility Funding Date Closing Fee shall be earned, due and payable in full on the Term C Funding Date.

5. Fees Generally. All of the fees described in this Fee Letter will be payable in U.S. dollars in immediately available funds to the applicable parties for their respective accounts or as otherwise directed by the applicable party, free and clear of, and without deduction for, any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes). Once paid, no fee described in this Fee Letter will be refundable under any circumstances or will be subject to counterclaim, set off or otherwise affected. All of the fees described in this Fee Letter shall be fully earned upon becoming due and payable in accordance with the terms hereof, shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable pursuant to the Credit Agreement or any other Investment Document. It is understood and agreed that the Administrative Agent reserves the right to allocate, in whole or in part, to its Affiliates, the fees payable under this Fee Letter in such manner as the Administrative Agent and such Affiliates shall agree in their sole discretion. Your obligation to pay the foregoing fees will not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute you may have.

6. Miscellaneous. The provisions of this Fee Letter shall survive the execution of the Credit Agreement and the funding of Loans thereunder. This Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Fee Letter may not be assigned by you without the prior written consent of the Administrative Agent and any attempted assignment without such consent shall be null and void. This Fee Letter is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Fee Letter.

SCHEDULE 3

Updated Commitments and Applicable Percentages

Lender	Term A Commitment	Applicable Percentage of Term A Facility	Term B-1 Commitment	Applicable Percentage of Term B Facility	Term B-2 Commitment	Applicable Percentage of Term B-2 Facility
Athyrium Opportunities II Acquisition LP	$30,000,000.00	50.000000000%	$5,000,000.00	50.000000000%	$7,500,000.00	50.000000000%
Athyrium Opportunities III Acquisition LP	$30,000,000.00	50.000000000%	$5,000,000.00	50.000000000%	$7,500,000.00	50.000000000%

Total:	$60,000,000.00	100.000000000%	$10,000,000.00	100.000000000%	$15,000,000.00	100.000000000%

Lender	Term C Commitment	Applicable Percentage of Term C Facility	Number of Shares of Common Stock Issuable Upon Exercise of Warrant	Purchase Price of Warrant
Athyrium Opportunities II Acquisition LP	$7,500,000.00	50.000000000%	174,332	$827,779.80
Athyrium Opportunities III Acquisition LP	$7,500,000.00	50.000000000%	174,332	$827,779.81

Total:	$15,000,000.00	100.000000000%	348,664	$1,655,559.61

SCHEDULE 4

Exhibits A, D and E to Amended Credit Agreement

(See Attached.)

EXHIBIT A

FORM OF LOAN NOTICE

Date:                , 20

To:	Athyrium Opportunities III Acquisition LP, as Administrative Agent

Re:

Credit Agreement dated as of November 17, 2017 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among Recro Pharma, Inc., a Pennsylvania corporation (the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests the [Term A Borrowing] [Term B-1 Borrowing] [Term B-2 Borrowing] [Term C Borrowing] on [__] (which is a Business Day) in the aggregate principal amount of $[60,000,000] [10,000,000] [15,000,000] [$15,000,000].

The Borrower hereby represents and warrants that each of the conditions set forth in [Section [5.01] [5.03] [5.04] and] Section 5.02 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

RECRO PHARMA, INC., a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount[s] and equal to the percentage interest[s] identified below of all of such outstanding rights and obligations of the Assignor under the respective loan[s] identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:	[and is an
Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Recro Pharma, Inc., a Pennsylvania corporation

4.	Administrative Agent:	Athyrium Opportunities III Acquisition LP

5.	Credit Agreement:	Credit Agreement dated as of November 17, 2017 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among Recro Pharma, Inc., a Pennsylvania corporation (the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent.

6.	Assigned Interest:

	Aggregate Amount of the [Term A Loan ][Term B-1 Loan][Term B-2 Loan][Term C Loan]	Amount of the [Term A Loan ][Term B-1 Loan][Term B-2 Loan][Term C Loan] Assigned[1]	Percentage Assigned of the [Term A Loan] [Term B-1 Loan ][Term B-2 Loan][Term C Loan][2]

7.	Trade Date:

8.	Effective Date:

[Signature Pages Follow]

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Term A Loan, Term B-1, Term B-2 Loan or Term C Loan, as applicable.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][3] Accepted:

ATHYRIUM OPPORTUNITIES III ACQUISITION LP,
a Delaware limited partnership, as Administrative Agent

By: Athyrium Opportunities Associates III LP, its General Partner

By: Athyrium Opportunities Associates III GP LLC, the General
Partner of Athyrium Opportunities Associates III LP

By:
Name:
Title:

[Consented to:][4]

RECRO PHARMA, INC., a Pennsylvania corporation

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts payable or paid in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                 , 20             (the “Financial Statement Date”)

To:	Athyrium Opportunities III Acquisition LP, as Administrative Agent

Re:

Credit Agreement dated as of November 17, 2017 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among Recro Pharma, Inc., a Pennsylvania corporation (the “Borrower”), the Guarantors party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Date:                , 20

Ladies and Gentlemen:

The undersigned Responsible Financial Officer hereby certifies as of the date hereof that [he][she] is the _______________5 of the Borrower, and that, in [his][her] capacity as such, [he][she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such Section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the Financial Statement Date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a reasonably detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all of its Obligations, and

[select one:]

[5]	Must be signed by chief executive officer, chief financial officer, chief accounting officer, treasurer or controller.

[to the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The analysis of the financial covenants set forth in Section 8.16 of the Credit Agreement and calculation of Consolidated Debt to Revenues Ratio, in each case, for the four fiscal quarter period ending as of the Financial Statement Date, set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

5. Set forth below is information regarding the amount of all Dispositions and Involuntary Dispositions, in each case, the Net Cash Proceeds of which, when taken together with the Net Cash Proceeds of all other Dispositions and Involuntary Dispositions in the applicable fiscal year, exceed $1,000,000, all Debt Issuances, all Extraordinary Receipts, the Net Cash Proceeds of which, when taken together with the Net Cash Proceeds of all other Extraordinary Receipts in the applicable fiscal year, exceed $1,000,000, and Acquisitions that occurred during the period covered by the financial statements attached hereto as Schedule 1: [__].

6. Attached hereto as Schedule 3 is (i) a list of (A) all applications with the United States Copyright Office or the United States Patent and Trademark Office by any Loan Party, if any, for Copyrights, Patents or Trademarks made since [the Closing Date] [the date of the prior Compliance Certificate], (B) all issuances of registrations or letters patent by the United States Copyright Office or the United States Patent and Trademark Office on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since [the Closing Date] [the date of the prior Compliance Certificate], and (C) any license of Material Intellectual Property entered into by any Loan Party since [the Closing Date] [the date of the prior Compliance Certificate] and (ii) with respect to any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by the financial statements, such information with respect to such insurance coverage as is required to be included on Schedule 6.10 to the Credit Agreement.

7. Attached hereto as Schedule 4 is a written summary of material changes in GAAP and in the consistent application thereof, in each case made during the accounting period covered by the attached financial statements.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth above.

RECRO PHARMA, INC., a Pennsylvania corporation

By:
Name:
Title:

Schedule 1

Schedule 2

1. Consolidated Debt to Revenues Ratio:	$
A. Consolidated Funded Indebtedness as of the Financial Statement Date:	$
B. Consolidated Revenues for the period of the four fiscal quarters most recently ended on the Financial Statement Date:	$
C. Consolidated Debt to Revenues Ratio [1(A) / 1(B)]:		:1.00
D. maximum Consolidated Debt to Revenues Ratio permitted by Section 8.16(b) of the Credit Agreement for such period:		[ ]:1:00
Compliance?		[Yes] [No]
2. Liquidity:
A. Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent has received a Deposit Account Control Agreement:	$
B. amount required by Section 8.16(a) of the Credit Agreement:		$7,000,000	[6]
Compliance?		[Yes] [No]

[6]

Provided, that, if the Term B-2 Borrowing occurs and the Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent has received a Deposit Account Control Agreement immediately prior to such Term B-2 Borrowing is less than $30,000,000, then the reference in this line (B) to $7,000,000 shall be deemed to be $12,000,000 until such date as the Second Alkermes Milestone Payment is paid, after which date such reference to $7,000,000 shall be restored.

Schedule 3

Schedule 4

SCHEDULE 5

Exhibits B-2(A) and B-2(B) to Amended Credit Agreement

(See Attached.)

EXHIBIT B-2(A)

FORM OF TERM B-1 NOTE

__________, 20__

THIS TERM B-1 NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS TERM B-1 NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: 490 LAPP ROAD, MALVERN, PA 19355, ATTENTION: CHIEF FINANCIAL OFFICER, FACSIMILE: 484-395-2471.

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term B-1 Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of November 17, 2017 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term B-1 Loan made by the Lender to the Borrower under the Credit Agreement from the Closing Date until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due under the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term B-1 Note is one of the Term B-1 Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term B-1 Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term B-1 Loan made by the Lender to the Borrower under the Credit Agreement shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B-1 Note and endorse thereon the date, amount and maturity of the Term B-1 Loan made by the Lender to the Borrower under the Credit Agreement and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term B-1 Note.

This Term B-1 Note may only be transferred in accordance with the limitations and restrictions set forth in the Credit Agreement. THIS TERM B-1 NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Term B-1 Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

RECRO PHARMA, INC., a Pennsylvania corporation

By:
Name:
Title:

EXHIBIT B-2(B)

FORM OF TERM B-2 NOTE

__________, 20__

THIS TERM B-2 NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS TERM B-2 NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: 490 LAPP ROAD, MALVERN, PA 19355, ATTENTION: CHIEF FINANCIAL OFFICER, FACSIMILE: 484-395-2471.

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term B-2 Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of November 17, 2017 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term B-2 Loan made by the Lender to the Borrower under the Credit Agreement from the Closing Date until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due under the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term B-2 Note is one of the Term B-2 Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term B-2 Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term B-2 Loan made by the Lender to the Borrower under the Credit Agreement shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B-2 Note and endorse thereon the date, amount and maturity of the Term B-2 Loan made by the Lender to the Borrower under the Credit Agreement and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term B-2 Note.

This Term B-2 Note may only be transferred in accordance with the limitations and restrictions set forth in the Credit Agreement. THIS TERM B-2 NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the Borrower has caused this Term B-2 Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

RECRO PHARMA, INC., a Pennsylvania corporation

By:
Name:
Title: